Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

2008

PRESTWICK PHARMACEUTICALS, INC.

- and -

OVATION PHARMACEUTICALS, INC.

Marketing, Distribution and Supply Agreement

for

Xenazine

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GRANT OF RIGHTS	10

2.1	Exclusive Distribution Right	10
2.2	Development Right	10
2.3	Trademark and Trade Dress License	11
2.4	Option to Galenical Product	11
2.5	Option to Isomeric Product	13
2.6	Sub-Distributor or Subcontractor	14
2.7	Limitations of Use	15
2.8	Retained Rights	15
2.9	Exclusivity	15

ARTICLE 3	REGULATORY MATTERS	16

3.1	Filing & Maintenance of Regulatory Approvals	16
3.2	Regulatory Communication	16
3.3	Adverse Event Reporting	17
3.4	Recalls and Withdrawals	17
3.5	Assistance for Product	18

ARTICLE 4	COMMERCIALIZATION OF PRODUCT	18

4.1	Commercialization	18
4.2	Commercialization Plan	19
4.3	Commercialization	20
4.4	Promotional Materials	22
4.5	Co-Promotion	23
4.6	Sales Representatives	23
4.7	Compliance with Laws	23
4.8	Use of Marks and Approval of Promotional Materials	23

ARTICLE 5	SUPPLY OF PRODUCT	24

5.1	Principles of Supply	24
5.2	Forecasting and Ordering	25
5.3	Shipping and Delivery	27
5.4	Safety Stock	27
5.5	Liability for Affiliates & Permitted Subcontractors	27
5.6	Quality and Pharmacovigilance Agreement	27

ARTICLE 6	FINANCIAL TERMS	28

6.1	Consideration	28
6.2	Development Expenses	28
6.3	Supply Price and Payment	28
6.4	Payment Method	29
6.5	Reconciliations	29
6.6	Taxes	29
6.7	Records Retention; Financial Audit	30

ARTICLE 7	CONFIDENTIALITY	31

i

7.1	Confidential Information	31
7.2	Publicity; Filing of this Agreement	32
7.3	Use of Names	33
7.4	Confidentiality of this Agreement	33
7.5	Disclosures Under Existing CDA	33

ARTICLE 8	INTELLECTUAL PROPERTY	33

8.1	Patent Prosecution and Maintenance	33
8.2	Defense of Third Party Infringement Claims	33
8.3	Enforcement	34
8.4	Trademarks	35

ARTICLE 9	REPRESENTATIONS AND WARRANTIES	36

9.1	Representations and Warranties	36
9.2	Investigation	37
9.3	Disclaimer of Warranty	37
9.4	Essential Basis	37

ARTICLE 10	COVENANTS	37

10.1	Phase 4 Studies	37
10.2	Debarment	38
10.3	Territory Compliance	38
10.4	FIFO Policy	38
10.5	No Amendment of the Cambridge Agreement	38
10.6	Maintenance of Cambridge Agreement	38
10.7	Breach of Cambridge Agreement by Licensor	39
10.8	Termination of Cambridge Agreement by Prestwick	39
10.9	Breach of Cambridge Agreement due to Distributor	40
10.10	Marketing Plan	40

ARTICLE 11	TERM AND TERMINATION	40

11.1	Term	40
11.2	Termination for Certain Breaches	40
11.3	Termination for Insolvency	41
11.4	Other Termination By Distributor	41
11.5	Termination for Failure to Agree Post Exclusivity Requirements	41

ARTICLE 12	EFFECTS OF TERMINATION	42

12.1	Effect of Termination by Prestwick Pursuant to Sections 11.2.1(a) or (b) or 11.3	42
12.2	Effect of Termination by Distributor Pursuant to Section 11.2.3 or 11.3	43
12.3	Effect of Termination by Prestwick Pursuant to Section 11.2.1, 11.3 or 15.6.2 or by Distributor in accordance with Section 11.4 or 15.6.2, or under Section 11.5	44
12.4	Rights in Bankruptcy	45
12.5	Survival	46

ARTICLE 13	INDEMNIFICATION; INSURANCE	46

13.1	Indemnification	46
13.2	Notice of Claim	46
13.3	Control of Defense	47

ii

13.4	Right to Participate in Defense	47
13.5	Settlement	47
13.6	Cooperation	48
13.7	Expenses of the Indemnified Party	48
13.8	Insurance	48

ARTICLE 14	GOVERNING LAW; DISPUTE RESOLUTION	49

14.1	Governing Law	49
14.2	Jurisdiction; Venue; Service of Process	49
14.3	Arbitration	49

ARTICLE 15	MISCELLANEOUS	50

15.1	Notices	50
15.2	Independent Status	51
15.3	Force Majeure	51
15.4	Entire Agreement; Amendment and Waiver	51
15.5	Headings; Construction; Certain Conventions	51
15.6	Assignment	52
15.7	Severability	52
15.8	Further Assurances	53
15.9	Counterparts	53
15.10	Limitation of Liability	53

EXHIBITS
A Press Releases

iii

MARKETING, DISTRIBUTION AND SUPPLY AGREEMENT

This MARKETING, DISTRIBUTION AND SUPPLY AGREEMENT (this “Agreement”) is dated as of September 16, 2008 (the “Effective Date”) by and between Prestwick Pharmaceuticals, Inc., a company incorporated under the laws of the State of Delaware and having a principal place of business at 1825 K Street NW, Suite 1475, Washington, D.C.  20006 (“Prestwick”), and Ovation Pharmaceuticals, Inc., a company incorporated under the laws of the State of Illinois and having a principal place of business at Four Parkway North, Deerfield, Illinois 60015 (“Distributor”). Prestwick and Distributor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Prestwick has developed and received regulatory approval for a tetrabenazine product for treatment of chorea associated with Huntington’s disease in the Territory;

WHEREAS, Prestwick desires to appoint an exclusive distributor to Commercialize such product in the Territory;

WHEREAS, Distributor has the commercial capabilities to Commercialize pharmaceutical products in the Territory and particularly such tetrabenazine product for chorea associated with Huntington’s disease in the Territory;

WHEREAS, Distributor desires to be appointed the exclusive distributor for such product to Commercialize such product in the Territory to maximize the commercial value of such product.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1                                 “Active Substance” means tetrabenazine.

1.2                                 “A&P” means activities exclusively and directly related to the marketing and promotion of Product in the Territory to the relevant specialist audience, including promotional materials, and branded items for detailing activities, marketing publications, market research studies, non personal promotion and advertisements, public and professional relations (including activities at local and national congresses in the Territory and satellite symposia), medical education programs and promotional meetings.  For purposes of clarity, A&P shall not include Detailing.

1.3                                 “Affiliate” means any individual, corporation, company, partnership, trust, limited liability company, association or other business entity (“Person”) which directly or indirectly controls, is controlled by or is under common control with the Party in question.  As used in this definition of “Affiliate,” the term “control” shall mean, as to any Person, (a) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the Person in question; (b) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the Person in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract or otherwise).  Notwithstanding the foregoing, the direct or indirect owners of equity securities of a Party such as financial institutions, venture capital funds and private equity investors (and other direct or indirect portfolio companies or investments of such financial institutions, venture capital funds and private equity investors) will not be its “Affiliates” for purposes of this Agreement.

1.4                                 “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the State of New York are authorized by Law to close.

1.5                                 “Calendar Quarter” means that three (3) month period during the Term of each Calendar Year ending March 31, June 30, September 30 and December 31; provided, however, that the calendar quarter in which this Agreement expires or is terminated shall extend from the first day of such calendar quarter until the effective date of such expiration or termination of this Agreement.

1.6                                 “Calendar Year” means (a) for the calendar year this Agreement is entered into, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for each successive period beginning on January 1 and ending twelve consecutive calendar months later on December 31, and (c) for the calendar year in which this Agreement expires or is terminated, the period beginning on January 1 of such calendar year and ending on the effective date of the expiration or termination of this Agreement.

1.7                                 “Cambridge Agreement” means the Second Amended and Restated Agreement between Prestwick and Cambridge Laboratories (Ireland) Limited (“Licensor”) dated November 18, 2005 and any amendments thereto or modifications thereto.

1.8                                 “Cambridge Amendment” means that certain amendment to the Cambridge Agreement, dated September 12, 2008, by and among Licensor, Prestwick Holdings, Inc., Prestwick, Biovail Americas Corp. and Distributor.

1.9                                 “Change of Control” means, with respect to a Party, (a) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by a Third Party of a beneficial interest in the securities of such Party representing more than fifty percent (50%) of the combined voting power of such Party’s then outstanding securities; or (b) the transfer, sale or assignment of more than fifty percent (50%) of the assets of such Party to a Third Party.

1.10                           “Commercialization” means activities directed to the marketing, promotion, selling, or offering for sale of a product for an indication, including pre-marketing, advertising, educating, planning, obtaining pricing approvals, marketing, promoting, detailing, distributing and post-marketing safety surveillance and preparation of filings for reporting to the FDA.  When used as a verb, “Commercialize” means to engage in such activities.

1.11                           “Commercialization Plan” means the plan pursuant to which Product shall be Commercialized in a Calendar Year in the Territory and at a minimum shall include the following: (a) market research, including market size, dynamics, growth, customer segmentation, competitive analysis, and Product positioning, (b) annual sales forecasts broken down by Calendar Quarter, (c) advertising and promotion programs and strategies, (d) sales plans and activities, including sales force allocations, both in number of representatives and the deployment of such representatives, (e) Phase 4 Studies to be conducted, (f) number of and position of Details to be performed in a Calendar Year (“Detail Requirements”) and (g) budget for performing the above noted activities in a Calendar Year (“Commercialization Budget”).  Notwithstanding the foregoing, the Commercialization Plan for the current Calendar Year and following Calendar Year shall be the initial Marketing Plan.

1.12                           “Commercially Reasonable Efforts” means carrying out of obligations or tasks consistent with the reasonable practices of the pharmaceutical industry for the development or commercialization of a pharmaceutical product having similar market potential or profit potential as Product, based on conditions then prevailing.

1.13                           “Competing Product” means any product for treating the symptoms of hyperkinetic movement disorders that respond to the Active Substance where such product contains the Active Substance or any similar active substance.  “Similar active substance” shall have the same definition as is provided for in EC Commission Regulation 847/2000 of 27 April 2000.

1.14                           “Control” means, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.15                           “Co-Promotion” means those detailing and other activities undertaken by a pharmaceutical company’s sales force in concert with at least one other pharmaceutical company’s sales force to implement an agreed to commercialization plan and strategies with respect to a particular prescription pharmaceutical product under a single trademark.  When used as a verb, “Co-Promote” means to engage in such activities.

1.16                           “Deductions” means (a) the fees and discounts provided to wholesalers to the extent they relate to any program pertaining to Product, including, without limitation, trade and cash discounts and “returns”, as evidenced in the form of receipted invoices or other reasonable evidence thereof, to distribute Product to patients or hospitals, (b) rebates charged by state authorities for the scripts relating to Product purchased for their Medicaid patients as evidenced in the form of written acknowledgement from Medicaid of such rebate and payment of such and supported by Prestwick’s Medicaid reconciliation, (c) discounts given to the federal government for their purchases of Product evidenced in the form of receipted invoices, (d) fees and discounts provided to specialty pharmacy distributors to the extent they relate to any program pertaining to Product, including, without limitation, trade and cash discounts and “returns”, as evidenced in the form of receipted invoices or other reasonable evidence thereof, to distribute Product to patients or hospitals, (e) the fees associated with any patient assistance program pertaining to Product that have been agreed to with Licensor in the Cambridge Amendment, including, without limitation, agreed cost of goods and agreed administrative fees associated with such programs and (f) the fees associated with any co-pay assistance programs pertaining to Product that have been agreed to by

Licensor in the Cambridge Amendment, including without limitation, agreed administrative fees associated with such program, provided, the above shall be subject to modification as provided in the Marketing Plan attached hereto as Schedule 1.39.  The term “returns” means any returns of units of Product to Distributor for any reason other than the fault of Distributor.  In respect of returns of any units of Product, (1) Distributor will provide to Prestwick a full accounting of such returns, (2) Distributor shall not be entitled to more than one deduction for the return of any unit of Product (for the sake of clarity, Distributor shall only be entitled to one deduction for a return of a unit of Product where such unit of Product is returned to Distributor by a wholesale distributor or special pharmacy, shipped to another wholesale distributor or special pharmacy, and then returned to Distributor by that other wholesale distributor or special pharmacy), (3) Distributor shall not be entitled to any deduction for a unit of Product that is returned to Distributor by one wholesale distributor or special pharmacy, shipped to another wholesale distributor or special pharmacy, and then sold by that other wholesale distributor or special pharmacy, and (4) any shipment by Distributor of any unit of Product to a wholesale distributor or special pharmacy that is subsequently returned to Distributor, shipped by Distributor to another wholesale distributor or special pharmacy and sold by that other wholesale distributor or special pharmacy shall only constitute one sale of such unit of Product by Distributor for purposes of calculating Net Sales Revenue.  Distributor agrees that the provisions for deducting returns for purposes of computing Net Sales Revenue shall not be used by Distributor in such circumstances where (1) Distributor shipped units of Product to a wholesale distributor or specialty pharmacy at a time when such units of Product would be considered old or not used by such wholesale distributor or special pharmacy and thereafter returned by such wholesale distributor or special pharmacy to Distributor, and (2) Distributor knowingly sold excessive units of Product to a wholesaler or specialty pharmacy in light of the previous ordering patterns of that wholesaler or specialty pharmacy.  In the event that the Distributor consents to any agreed to amendment of Schedule 10 to the Cambridge Agreement by Prestwick and Licensor, the definition of “Deductions” shall automatically be amended to conform to such amendment of Schedule 10, mutatis mutandis, without any consent or further action of the Parties.

1.17                           “Detail” means, with respect to Product, the communication by a sales representative during a sales call (a) involving face-to-face contact, (b) describing the indicated uses which have been approved by the applicable Regulatory Authorities, (c) using the Promotional Materials in an effort to increase the familiarity of prescribing and/or hospital ordering agents with Product for the indicated uses which have been approved by the applicable Regulatory Authorities, and (d) made at such medical professional’s office, in a hospital or at a marketing meeting sponsored by Distributor primarily for Product where the principal objective is to place an emphasis on Product and not simply to discuss Product with such medical professional.  For the avoidance of doubt, discussions at conventions or other meetings not specifically sponsored by a Party for Product shall not constitute “Details” or “Detailing”.

1.18                           “Development” means non-clinical and clinical research and drug development activities, including without limitation toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, and product approval and clinical study regulatory activities.

1.19                           “Development Expenses” means, with respect to a product, the direct out of pocket costs incurred by a Party that are specifically attributable to the Development of such product.

1.20                           “Dollar” or “$” means United States dollars (i.e., the legal currency authorized by the United States of America).

1.21                           “Dossier Development” means the development of the dossier to enable the First NDA to be granted for Product.

1.22                           “Escrow Agent” means JP Morgan Chase, N.A.

1.23                           “Escrow Agreement” means the escrow agreement dated as of the Effective Date and entered into by Prestwick, Distributor and the Escrow Agent.

1.24                           “Exclusivity Period” means the period from the Effective Date through the expiry of the last to expire regulatory exclusivity in the Territory for any Product.

1.25                           “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.26                           “First Commercial Sale” means the first commercial arm’s length sale by Distributor or its Affiliates of Product to a Third Party in the Territory.

1.27                           “First NDA” means NDA # 21-894 letter dated August 15, 2008.

1.28                           “GAAP” means Generally Accepted Accounting Principles in the United States.

1.29                           “Galenical Development” means developments of the initial Product, any Product that subsequently becomes Product, or the Active Substance or any metabolite thereof (other than the Dossier Development, any Regulatory Developments and any Isomeric Developments) and shall include, among others, developments of new delivery mechanisms for or formulations of the Active Substance.

1.30                           “Galenical Product” means the product that results from Galenical Development.

1.31                           “Generic Equivalent” means, with respect to a particular product, a product that receives Regulatory Approval on the basis that it is bioequivalent to such particular product and that it is not manufactured or marketed with the license or authorization of Prestwick, Distributor or any of their respective Affiliates.

1.32                           “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.33                           “Invention” means, whether patentable or not, any improvement, enhancement or modification of Product by Distributor, Prestwick, their respective Affiliates or their permitted subcontractors.

1.34                           “Isomeric Development” means any development of any of the isomers of the Active Substance or Product or any metabolite of the Active Substance or Product or any other development of any isomers associated with the Active Substance or Product.

1.35                           “Isomeric Product” means the product that results from Isomeric Development.

1.36                           “Know-How” means any information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

1.37                           “Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of a Governmental Authority.

1.38                           “Losses” means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including without limitation, damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts).

1.39                           “Marketing Plan” means the plan for the marketing of Product in the Territory set forth on Schedule 1.39 as such plan may be updated (subject to Section 10.10) as provided therein.

1.40                           “Minimum Order Quantities” means the quantities of Product to be ordered by Distributor in the Territory as set forth in Schedule 1.40 for the first two (2) years after the date of the First Commercial Sale, and thereafter as such quantities may be updated as provided in the Cambridge Agreement.

1.41                           “Minimum Sales Quantities” means the quantities of Product to be sold by Distributor in the Territory as set forth in Schedule 1.41 for the first five (5) years after the date of the First Commercial Sale, and thereafter as such quantities may be updated as provided in the Cambridge Agreement.

1.42                           “NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the Territory.

1.43                           “Net Sales Revenue” means invoiced gross sales of Product in the Territory by Distributor, its Affiliates or permitted subcontractors less Deductions, provided, that (a) the Parties agree that no deductions for bad debts is permissible and (b) Deductions from invoiced gross sales shall not, in any given monthly calculation of Net Sales Revenue, cause the sum of the estimated accrual of such Deductions for the applicable month (or the actual accrual thereof at such time that such estimated accrual can be adjusted to reflect such final accrual), in each case, measured on a trailing twelve (12) month average basis (or shorter period if applicable) (such amount, the “Deduction Cap”), to exceed {***}† of the sum of the invoiced gross sales for such applicable month.  If a Product is sold for consideration other than cash, the Net Sales Revenue from such sale or transfer shall be deemed the then fair market value of such consideration.  If Distributor, its Affiliates or permitted subcontractor chooses to sell a Product together with another product with composite pricing, Net Sales Revenue for such Product will be recalculated based on the then average price of such Product to the applicable customer category when such Product is sold independently of any other product.  In the event that the Distributor consents to any agreed to amendment to the definition of “Net Sales Revenue” contained in the Cambridge Agreement by Prestwick and Licensor, the definition of “Net Sales Revenue” contained herein shall automatically be amended to conform to such amendment of the definition of “Net Sales Revenue”, contained in the Cambridge Agreement, mutatis mutandis, without any consent or further action of the Parties.

1.44                           “Patent” means (a) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent, (b) any pending application for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all applications to the extent based on the priority dates of any of the foregoing.

1.45                           “Phase 4 Study(ies)” means the studies required to fulfill commitments made as a condition of the Regulatory Approval of Product in the Territory as described in the First NDA.

1.46                           “Prestwick Know-How” means any Know-How that is necessary or useful for the Commercialization or use of Product in the Territory, conducting Phase 4 Studies or exercise of Distributor’s others rights or performance of Distributor’s obligations under this Agreement that either is Controlled by Prestwick on the Effective Date or comes within Prestwick’s Control during the Term in connection with activities performed under this Agreement or the Cambridge Agreement.

1.47                           “Prestwick Patents and Intellectual Property” means any Patent, Invention or other intellectual property or proprietary right that is necessary or useful for the Commercialization or use of Product in the Territory, conducting Phase 4 Studies or exercise of Distributor’s other rights or performance of Distributor’s obligations under this Agreement that is either Controlled by Prestwick on the Effective Date or comes within Prestwick’s Control during the Term in connection with activities performed under this Agreement or the Cambridge Agreement.

1.48                           “Product” means (a) the fully labeled and packaged product containing the Active Substance as described in the First NDA and any supplements to the foregoing, including, but not

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

limited, to any Regulatory Product, or (b) any Galenical Product or Isomeric Product deemed a “Product” pursuant to Sections 2.4.2 or 2.5.2, respectively.

1.49                           “Product Trade Dress” means any trade dress (a) Controlled by Prestwick on the Effective Date or (b) comes within Prestwick’s Control during the Term, in each case that is used or registered for Product.

1.50                           “Product Trade Mark” means any trade mark or trade name (a) Controlled by Prestwick on the Effective Date or (b) comes within Prestwick’s Control during the Term, in each case that is used or registered for Product.

1.51                           “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Product labels and package inserts) for marketing, advertising and promotion of Product in the Territory, including, without limitation, copyrights in any such materials and all designs, industrial designs, design patents, design registrations, and design patent applications developed in connection with such materials, for use (a) by a sales representative or (b) in advertisements, web sites or direct mail pieces.

1.52                           “Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent.

1.53                           “Regulatory Approval” means all approvals (including, without limitation, where applicable, orphan drug designation, product and/or establishment licenses, registrations or authorizations of any Governmental Authority) necessary for the Development, use or Commercialization of Product in the Territory, including any label expansions of any of the above and, in the event of a Technology transfer, manufacture and packaging of the Product.

1.54                           “Regulatory Development” means development of Product involving seeking regulatory approval for new indications for Product, such new indications being those other than the indications set forth in the First NDA.

1.55                           “Regulatory Filings” means all material documents filed with a Governmental Authority in the Territory relating to Product, including Investigational New Drug Applications and, in the event of a Technology transfer, drug master files and NDAs.

1.56                           “Regulatory Product” means the product that results from Regulatory Development.

1.57                           “SKU” means a specific packaged presentation of a defined quantity of a specific dosage strength of Product, identified by Distributor’s N.D.C. number.

1.58                           “Sub-Distributor” shall mean a Third Party to whom Distributor has granted, directly or indirectly, a right or license to sell, market, distribute and/or promote Product (“Distribution Rights”) in the Territory pursuant to Section 2.6; and “Sub-Distribution Agreement” shall mean an agreement or arrangement granting such rights or licenses.

1.59                           “Support Center” means the Specialty Pharmacy Hub as further described in Schedule 1.59 or any other hub distributor designated by Distributor in accordance with the terms hereof.

1.60                           “Territory” means the United States of America, including, without limitation, all of its territories, possessions and protectorates.

1.61                           “Third Party” means any Person or Governmental Authority other than Prestwick or Distributor or any of their respective Affiliates.

1.62                           Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below

Definition	Section
AAA	14.3
Agreement	Preamble
Binding Portion	5.2.2
Commercialization Report	4.3.3(a)
Confidential Information	7.1.1
Controlling Party	8.3.3
Designated Senior Officer	4.2.2
Disbursing Party	6.6
Disclosing Party	7.1.1
Distribution Rights	1.56
Distributor	Preamble
Effective Date	Preamble
Enforcement Action	8.3
Existing CDA	7.5
FIFO	10.4
First Installment	6.3.3
Forecast	5.2.1
Force Majeure Event	15.3
Galenical Notice	2.4.2
Galenical Option	2.4.1
Handling Deductions	6.3.5
Indemnification Claim Notice	13.2
Indemnified Party	13.2
Indemnifying Party	13.2
Indemnitee	13.2
Indemnitees	13.2
Infringing Product	8.3
Initial Forecast	5.2.1
Invoice	6.3.2
Isomeric Option	2.5.1
Licensor	1.7
Licensor Galenical Development	2.4.2

Definition	Section
Licensor Notice	2.5.1(a)
Key Patents	8.1
Party	Preamble
Parties	Preamble
Period 1	4.3.2(b)
Period 2	4.3.2(b)
Person	1.3
Prestwick	Preamble
Prestwick Galenical Development	2.4.2
Pharmacovigilance Agreement	3.3.2
Press Releases	7.2
Purchase Order	5.2.3
Receiving Party	6.6
Recipient	7.1.1
Sales Representative	4.3.2(a)
Specialists	4.3.2(a)
Specifications	3.4.2(b)
Sub-Distribution Agreement	1.56
Statement Date	6.3.3
Supply Price	6.3.1
Technology	5.1.3
Term	11.1
Third Party Claim	13.1.1
Trademark Enforcement Action	8.4.2
TSX	7.2
Upfront Payment	6.1
Withholding Taxes	6.6

ARTICLE 2
GRANT OF RIGHTS

2.1                                 Exclusive Distribution Right.  Subject to the terms and conditions of this Agreement, Prestwick hereby (a) appoints Distributor as its exclusive distributor (even as to Prestwick and its Affiliates) of Product in the Territory and Distributor hereby agrees to act in that capacity, (b) grants Distributor an exclusive (even as to Prestwick and its Affiliates), royalty-free license to use Prestwick Know-How and under Prestwick Patents and Intellectual Property to distribute and sell Product in the Territory, and (c) grants Distributor a co-exclusive (with Prestwick), royalty-free license (1) under Prestwick Patents and Intellectual Property and (2) to use Prestwick Know-How, to market and promote Product in the Territory.

2.2                                 Development Right.  Subject to the terms and conditions of this Agreement, Prestwick hereby grants to Distributor a non-exclusive, royalty free license to conduct Phase 4 Studies in accordance with this Agreement.

2.3                                 Trademark and Trade Dress License.  Subject to terms and conditions of this Agreement, Prestwick hereby (a) grants to Distributor an exclusive (even as to Prestwick and its Affiliates), royalty-free license, to use Product Trademarks and Product Trade Dress exclusively for the purposes of distributing and selling Product in the Territory Product in the Territory pursuant to this Agreement and (b) grants Distributor a co-exclusive (with Prestwick), royalty-free license, to use Product Trademarks and Product Trade Dress exclusively for the purposes of marketing and promoting Product in the Territory pursuant to this Agreement.

2.4                                 Option to Galenical Product.

2.4.1                        Grant.  Prestwick hereby grants to Distributor an irrevocable option to participate in the Commercialization of any Galenical Product in the Territory that Prestwick has rights to Commercialize through the Cambridge Agreement irrespective of whether Prestwick wishes to participate in the Commercialization of such Galenical Product itself (the “Galenical Option”).

2.4.2                        Exercise of Galenical Option.  Promptly upon Prestwick receiving (a) consent from Licensor allowing it to conduct Galenical Development (“Prestwick Galenical Development”) or (b) notice from Licensor allowing Prestwick to co-invest in Galenical Development to be conducted by Licensor (“Licensor Galenical Development”), Prestwick shall provide written notice to Distributor providing the following information: (i) all the information provided by Licensor to Prestwick, if applicable, (ii) name and active ingredient(s) of the Galenical Product to be developed from such Galenical Development, (iii) indication for which the NDA for such Galenical Product shall be filed, (iv) the amount of Development Expenses spent or budgeted for such Galenical Development, (v) if known by Prestwick, whether Licensor has agreed to or intends to co-invest in such Galenical Development and any other material information regarding such proposed Galenical Development (“Galenical Notice”).  Prestwick shall promptly provide to Distributor such additional information in Prestwick’s control, and shall promptly request from Licensor and deliver to Distributor such additional information provided by Licensor in response thereto, as Distributor may reasonably request.  Distributor shall have sixty (60) days from receipt of the Galenical Notice to exercise the Galenical Option by providing written notice to Prestwick of such exercise.

(a)                                  Prestwick Galenical Development.  Upon the exercise of the Galenical Option with respect to Prestwick Galenical Development by Distributor, (i) Prestwick shall (1) within thirty (30) days of such exercise notify Distributor if Licensor is co-investing in such Prestwick Galenical Development and (2) promptly notify Distributor if Licensor subsequently withdraws from co-investing in such Galenical Development and (ii) (1) Distributor shall pay for {***}† of the Development Expenses from such Galenical Development, provided, if Licensor is co-investing, then Distributor shall pay {***}† of the Development Expenses not reimbursed by Licensor and (2) any such Galenical Product resulting from such Prestwick Galenical Development shall be deemed included in the definition of “Product” herein, provided, that in such case the Supply Price with respect to such Product (which will be expressed as a percentage of Distributor’s Net Sales Revenue (provided that the Deduction Cap with respect to

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

such Galenical Product shall be adjusted as the Parties may reasonably agree in good faith) of such Product) shall be mutually agreed upon by the Parties such that (x) the forecast values of the operating cash flows of each of the Parties from the incremental distribution arrangement for such Product are expected to be equal to each other, (y) the Supply Price will not be adjusted for any differences between actual and forecast cash flows and (z) the arrangement for determining Supply Price will not make the distribution arrangement be deemed a joint venture or partnership.  If the Parties are unable to agree to the Supply Price with respect to any such Product within three (3) months of the initial submission of a proposal by one Party with respect thereto, either Party may submit the matter to Arbitration for final resolution in accordance with Section 14.3.

(b)                                 Licensor Galenical Development.  Upon the exercise of the Galenical Option with respect to Licensor Galenical Development by Distributor, Prestwick shall within thirty (30) days of such exercise notify (i) Licensor of Prestwick’s exercise of the right to co-invest in such Licensor Galenical Development and (ii) Distributor if Prestwick is exercising for the benefit of Distributor or for both Distributor and Prestwick.  In the event (1) Prestwick is exercising for the benefit of both Distributor and itself, then (A) such Galenical Product resulting from such Licensor Galenical Development shall be deemed included in the definition of “Product” herein, provided, that in such case the Supply Price with respect to such Product (which will be expressed as a percentage of Distributor’s Net Sales Revenue (provided that the Deduction Cap with respect to such Galenical Product shall be adjusted as the Parties may reasonably agree in good faith) of such Product) shall be agreed to by the Parties such that (x) the forecast values of the operating cash flows of each of the Parties from the incremental distribution arrangement for such Product, are expected to be equal to each other, (y) the Supply Price will not be adjusted for any differences between actual and forecast cash flows and (z) the arrangement for determining Supply Price will not make the distribution arrangement be deemed a joint venture or partnership and (B) Distributor shall reimburse {***}† of the Development Expenses paid by Prestwick to Licensor for the right to Commercialize the resulting Galenical Product in the Territory or (2) Prestwick is exercising solely for the benefit of Distributor, then (A) Prestwick (x) hereby appoints Distributor as its exclusive distributor (even as to Prestwick and its Affiliates) for the Commercialization of such Galenical Product in the Territory and Distributor hereby agrees to act in that capacity and (y) grants Distributor an exclusive (even as to Prestwick and its Affiliates), royalty-free license to use Prestwick Know-How and under Prestwick Patents and Intellectual Property to Commercialize such Galenical Product in the Territory, all on the same terms and conditions that such right is granted to Prestwick by Licensor (including the price for supply), (B) Distributor shall reimburse {***}† of the Development Expenses due and payable by Prestwick to Licensor for such right and (C) for the avoidance of doubt, Prestwick shall not be entitled to any portion of the supply price or net sales or any other payment with respect to such Galenical Product in excess of the amount to be paid by Prestwick to Licensor with respect to such Galenical Product pursuant to the Cambridge Agreement.  If the Parties are unable to agree to the Supply Price with respect to any such Product within three (3) months of the initial submission of a proposal by one Party with respect thereto, either Party may submit the matter to Arbitration for final resolution in accordance with Section 14.3.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)                                  If Licensor elects not to continue Galenical Development pursuant to Section 4.7 of the Cambridge Agreement and reimburses Development Expenses for such Galenical Development paid by Prestwick, Prestwick shall promptly reimburse to Distributor {***}† (if Prestwick did co-invest) or {***}† (if Prestwick did not co-invest) of such amounts reimbursed to Prestwick by Licensor to the extent Distributor exercised its rights to co-invest under Section 2.4.2(a) or (b) and paid {***}† (if Prestwick did co-invest) or {***}† (if Prestwick did not co-invest) of the Development Expenses paid by Prestwick to Licensor.  If Licensor exercises its option under Section 4.8 of the Cambridge Agreement to subsequently co-invest in Galenical Development, Prestwick shall promptly reimburse to Distributor {***}† (if Prestwick did co-invest) or {***}† (if Prestwick did not co-invest) of any amounts reimbursed to Prestwick by Licensor to the extent Distributor exercised its rights to co-invest under Section 2.4.2(a) or (b) and paid {***}† (if Prestwick did co-invest) or {***}† (if Prestwick did not co-invest) of the Development Expenses for such Galenical Development.

2.4.3                        Subsequent Buy-In.  In the event Distributor does not exercise a Galenical Option pursuant to Section 2.4.2, Distributor shall have a second right (i) prior to the filing of an applicable NDA or (ii) to the extent Prestwick elects to exercise its right under Section 4.8 of the Cambridge Agreement to co-invest in a Galenical Product after the filing of an applicable NDA, concurrently with Prestwick’s election, to receive rights to Commercialize the resulting Galenical Product as it would have if it had exercised the Galenical Option if it reimburses two times the amount of Development Expenses that would have been paid by Distributor under Section 2.4.2 for such Galenical Product if it had exercised thereof and thereafter pays its share of any additional Development Expenses incurred in accordance with Section 2.4.2.

2.5                                 Option to Isomeric Product.

2.5.1                        Grant.  Prestwick hereby grants to Distributor an irrevocable option to participate in the Commercialization of any Isomeric Product in the Territory that Prestwick has rights to Commercialize through the Cambridge Agreement irrespective of whether Prestwick wishes to participate in the Commercialization of such Isomeric Product itself (the “Isomeric Option”).

(a)                                  Exercise of Isomeric Option.  Promptly upon Prestwick receiving notice from Licensor allowing it to co-invest on any Isomeric Product, Prestwick shall provide written notice to Distributor providing the following information: (i) all the information provided by Licensor to Prestwick, (ii) name and active ingredient(s) of the Isomeric Product, (iii) indication for which the NDA for such Isomeric Product shall or will be filed, (iv) the amount of Development Expenses spent or budgeted for Development of such Isomeric Product and (v) any other material information regarding such Isomeric Product (“Licensor Notice”).  Prestwick shall promptly provide to Distributor such additional information in Prestwick’s control, and shall promptly request from Licensor and deliver to Distributor such additional information provided by Licensor in response thereto, as Distributor may reasonably request.  Distributor shall have ninety (90) days from receipt of the Licensor Notice to exercise the Licensor Option by providing written notice to Prestwick of such exercise.  Upon the exercise of the Licensor Option by Distributor,

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Prestwick shall within thirty (30) days of such exercise notify (x) Licensor of Prestwick’s exercise of the right to co-invest and (y) Distributor if Prestwick is exercising solely for the benefit of Distributor or for both Distributor and Prestwick.  In the event (1) Prestwick is exercising for the benefit of both Distributor and itself, then (A) such Isomeric Product shall be deemed included in the definition of “Product” herein, provided, that in such case the Supply Price with respect to such Product (which will be expressed as a percentage of Distributor’s Net Sales Revenue (provided that the Deduction Cap with respect to such Isomeric Product shall be adjusted as the Parties may reasonably agree in good faith) of such Product) shall be agreed to by the Parties such that (x) the forecast values of the operating cash flows of each of the Parties from the incremental distribution arrangement for such Product, are expected to be equal to each other, (y) the Supply Price will not be adjusted for any differences between actual and forecast cash flows and (z) the arrangement for determining Supply Price will not make the distribution arrangement be deemed a joint venture or partnership and (B) Distributor shall reimburse {***}† of the Development Expenses paid by Prestwick to Licensor for the right to Commercialize the Isomeric Product in the Territory or (2) Prestwick is exercising solely for the benefit of Distributor, then (A) Prestwick (x) hereby appoints Distributor as its exclusive distributor (even as to Prestwick and its Affiliates) for the commercialization of such Isomeric Product in the Territory and Distributor hereby agrees to act in that capacity and (y) grants Distributor an exclusive (even as to Prestwick and its Affiliates), royalty-free license to use Prestwick Know-How and under Prestwick Patents and Intellectual Property, to Commercialize such Isomeric Product in the Territory, all on the same terms and conditions that such right is granted to Prestwick by Licensor (including the price for supply), (B) Distributor shall reimburse {***}† of the Development Expenses due to Licensor for such right and (C) for the avoidance of doubt, Prestwick shall not be entitled to any portion of the supply price or net sales or any other payment with respect to such Isomeric Product in excess of the amount to be paid to by Prestwick to Licensor with respect to such Isomeric Product pursuant to the Cambridge Agreement.  If the Parties are unable to agree to the Supply Price with respect to any such Product within three months of the initial submission of a proposal by one Party with respect thereto, either Party may submit the matter to Arbitration for final resolution in accordance with Section 14.3.

2.5.2                        Subsequent Buy-In.  In the event Distributor does not exercise an Isomeric Option pursuant to Section 2.5.1 and Prestwick chooses to exercise its rights to co-invest in such Isomeric Product, Distributor shall have a second right prior to the filing of an applicable NDA to receive rights to Commercialize the resulting Isomeric Product as it would have if it had exercised its Isomeric Option if it reimburses two times the amount of Development Expenses that would have been paid by it under Section 2.5.1 for such Isomeric Product if it had exercised thereof and thereafter pays its share of any additional Development Expenses incurred in accordance with Section 2.5.1.

2.6                                 Sub-Distributor or Subcontractor.

2.6.1                        Performance.  Distributor shall have the right to grant any right to Commercialize Product or subcontract any Commercialization activities for Product to its

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Affiliates or other Third Parties in its sole discretion; provided, however, that Distributor shall not (a) subcontract the performance of Detailing, Sales Representatives, Specialists or their supervisors without the prior written consent of Prestwick, which consent may be withheld in Prestwick’s sole discretion, or (b) subcontract the Support Center hub distribution function to a party other than TheraCom, Inc. without the prior written consent of Prestwick, such consent not to be unreasonably withheld, delayed or conditioned.  For the avoidance of doubt, sales by Distributor to wholesalers for further resale shall not be deemed to be a grant of a right to Commercialize Product or a subcontract of any Commercialization activity for Product.

2.6.2                        Liability for Affiliates & Permitted Subcontractors.  The Parties recognize that Distributor may perform some or all of its obligations under this Agreement through Affiliates or permitted subcontractors; provided, however, that Distributor shall remain responsible for and be guarantor of the performance by its Affiliates or permitted subcontractors and shall cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection with such performance.  Distributor hereby expressly waives any requirement that Prestwick exhaust any right, power or remedy, or proceed against an Affiliate or permitted subcontractor, for any obligation or performance hereunder prior to proceeding directly against Distributor.  Wherever in this Agreement Distributor delegates responsibility to its Affiliate or permitted subcontractor, Distributor agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.7                                 Limitations of Use.  Distributor hereby covenants and agrees not to use or sublicense any of its rights under the licenses set forth in this Article 2 except as expressly permitted in this Agreement.

2.8                                 Retained Rights.  Any rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by the first Party.  No implied right or license in any intellectual property right, whether by implication, estoppel or otherwise is granted under this Agreement by either Party to the other.

2.9                                 Exclusivity.  Except for circumstances covered under Section 15.6.2, during the Term and for period of {***}† thereafter, neither Prestwick or Distributor, nor any of their respective Affiliates shall directly or indirectly Develop, manufacture or Commercialize or have any interest in the Commercialization of, either itself or with, or through, a Third Party, any Competing Product in the Territory, except any product as authorized under this Agreement.  Notwithstanding the foregoing, the above shall not apply with respect to (a) Prestwick with respect to any Galenical Product and Isomeric Product that Distributor chooses not to co-invest in pursuant to Sections 2.4 and 2.5, respectively, and (b) Distributor with respect to any Galenical Product and Isomeric Product that it chooses to co-invest in and Prestwick does not pursuant to Sections 2.4 and 2.5, respectively.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 3
REGULATORY MATTERS

3.1                                 Filing & Maintenance of Regulatory Approvals.  As the NDA holder, Prestwick shall be ultimately responsible for filing for Regulatory Approval of Product for additional indications and maintenance of all Regulatory Approvals for Product, including filing all required reports (including but not limited to Annual Reports, Expedited Safety Reports, Field Alert Reports, Periodic Reports, REMS reports), post-approval supplements, advertising and promotional material submissions, and all study protocols, study reports and other submissions related to the Phase 4 Studies identified in the First NDA, with the applicable Regulatory Authorities, provided, that Distributor shall be responsible for preparing all such filings, reports and other submissions for Product in the Territory in a timely manner that allows a reasonable period in the circumstances for review of such filings and reports and subsequent submission by Prestwick in accordance with required submission dates.  Notwithstanding anything to the contrary contained herein, (a) Distributor will pay all costs and expenses (i) incurred by Distributor preparing all filings, reports and other submissions with respect to the Phase 4 Studies identified in the First NDA and (ii) for maintenance filings, reports and submissions for the initial Product and any Regulatory Product; (b) Prestwick, with respect to any Galenical Product and Isomeric Product that Distributor chooses not to co-invest in pursuant to Sections 2.4 and 2.5, respectively, will pay all costs and expenses incurred by Distributor preparing all filings, reports and other submissions with respect to maintenance filings, reports and submissions for any such Galenical Product or Isomeric Product; (c) Distributor, with respect to any Galenical Product and Isomeric Product that it chooses to co-invest in and Prestwick does not pursuant to Sections 2.4 and 2.5, respectively, will pay all costs and expenses incurred by Distributor in preparing all filings, reports and other submissions with respect to maintenance filings, reports and submissions for any such Galenical Product or Isomeric Product; (d) Prestwick and Distributor, with respect to any Galenical Product and Isomeric Product that both choose to co-invest in, will share equally all costs and expenses incurred by Distributor preparing all filings, reports and other submissions with respect to maintenance filings, reports and submissions for any such Galenical Product or Isomeric Product; and (e) all costs and expenses incurred preparing all filings, reports and other submissions with respect to Development shall be Development Expenses.

3.2                                 Regulatory Communication.  Except as may otherwise be provided in any pharmacovigilance agreement or quality agreement entered into between the Parties or any of their Affiliates in connection with this Agreement, Distributor shall not communicate with any Governmental Authority regarding Product or this Agreement without the prior written consent of Prestwick (such consent not to be unreasonably withheld, delayed, or conditioned) unless such communication is required by a Governmental Authority or by applicable Law, subpoena or other legal process.  In the event that Prestwick consents and/or Distributor is required by a Governmental Authority or by applicable Law, subpoena or other legal process to communicate with such Governmental Authority, then Distributor shall, to the extent practicable, provide Prestwick with reasonable advance notice of any meeting or other communication with any Governmental Authority relating to Product, and Prestwick shall have the right, if legally permissible, to participate in any such meeting or other communications as well as have the right to participate in all preparations, internal caucuses, and debriefing sessions related to such meetings or other communications, in each case solely to the extent related to Product.  Distributor shall promptly, but in no event more than two (2) Business Days after receipt, furnish Prestwick with copies of all documents or correspondence Distributor has had with or receives from any Governmental Authority, and contact reports conversations or meetings with any Governmental

Authority, in each case relating to Product (including without limitation any minutes from a meeting with respect thereto).

3.3                                 Adverse Event Reporting.

3.3.1                        Reporting to Prestwick.  Distributor shall timely report to Prestwick any information concerning any side effect, injury, toxicity or sensitivity reaction associated with use of Product in the Territory, whether or not determined to be attributable to Product of which Distributor becomes aware.  In the event that Distributor receives notice of any adverse or unexpected event associated with use of Product in the Territory from a Third Party, Distributor shall forward such notice to Prestwick by fax within twenty-four (24) hours and shall confirm such fax by registered mail as soon as practicable.  After reporting such incidents, within ten (10) days thereafter, Distributor will further report to Prestwick whether, in its judgment, any of them are unexpected or unusual in type, incidence or severity.

3.3.2                        Pharmacovigilance.  Distributor shall be responsible for all processing of information related to any adverse events associated with use of Product in the Territory, including, without limitation, any information regarding such adverse events that is forwarded to Distributor by Prestwick from a Third Party related to Product.  Distributor shall prepare all expedited and periodic filings of such adverse events to the applicable Governmental Authority in the Territory in accordance with applicable Laws and provide such filings to Prestwick in a timely manner such that Prestwick may have a reasonable period in the circumstances to review such filings and subsequently file them in compliance with all applicable Laws.  As soon as reasonably practicable following the Effective Date, the Parties shall enter into a pharmacovigilance agreement (“Pharmacovigilance Agreement”), which shall govern the collection, review, assessment, tracking and filing of information related to adverse events associated with Product.

3.3.3                        Field Alerts.  Distributor shall be responsible for all processing of information related to any field alert report related to Product in the Territory, except for any Product quality or manufacturing defects not in the purview of the Distributor.  Distributor shall be responsible for preparing all such applicable field alert reports and submit such reports to Prestwick for its review and subsequent filing with the applicable Governmental Authority in accordance with all applicable Laws.

3.3.4                        Medical Inquiries for Product.  Distributor shall be responsible for handling all medical questions or inquiries with regard to Product in the Territory.  Prestwick shall forward any and all medical questions or inquiries with regard to Product which it receives from the Territory to Distributor in accordance with all applicable Laws.

3.4                                 Recalls and Withdrawals.

3.4.1                        Notification and Determination.  In the event that any Governmental Authority threatens, initiates or recommends any voluntary or involuntary action to remove Product from the market in the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than one (1) Business Day, after receipt thereof.  In all cases, Prestwick shall make the final determination regarding whether or not to initiate any recall or withdrawal of Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall); provided, however, that before Prestwick determines whether or not to initiate a recall or withdrawal, the Parties shall promptly meet and discuss in good faith the reasons therefor, provided further that such discussions shall not delay any action that Prestwick reasonably believes has to be taken in relation to any recall.  In the event of any such recall or withdrawal, whether voluntary or involuntary, Distributor shall implement any necessary action, with assistance from Prestwick as reasonably requested by Distributor, to conduct such recall or withdrawal.  Distributor shall utilize a batch tracing and recall system which will enable Distributor to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers in accordance with Prestwick’s instructions.

3.4.2                        Cost Allocation.  All direct costs and expenses associated with implementing a recall (whether voluntary or involuntary) or withdrawal of Product in the Territory shall be allocated between Prestwick and Distributor as follows:

(a)                                  in the event, and to the extent, that the recall or withdrawal arises as a result of a material breach of this Agreement by a Party, then the breaching Party shall bear {***}† of the costs and expenses for implementing the recall or market withdrawal;

(b)                                 to the extent not recovered from Licensor or any other Third Party supplier, in the event, and to the extent, that the recall or withdrawal arises as a result of Product supplied not meeting specifications for such Product as provided in the Regulatory Approval (“Specifications”) when title is transferred to Distributor, then Distributor shall bear {***}† and Prestwick shall bear {***}† of the costs and expenses for implementing the recall or market withdrawal;

(c)                                  in the event, and to the extent, that the recall or withdrawal arises out of any event other than a material breach by Distributor of this Agreement or Product to meet Specifications when received by Distributor, then Distributor shall bear {***}† and Prestwick shall bear {***}† of the costs and expenses for implementing the recall or market withdrawal.

3.5                                 Assistance for Product.  Each Party shall promptly inform the other Party of any notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority (together with copies of correspondence related thereto), which (a) raises any material concerns regarding the safety or efficacy of Product, (b) indicates or suggests a potential material liability for either Party to Third Parties arising in connection with Product or (c) which indicates a reasonable potential for a recall or market withdrawal of Product in the Territory.

ARTICLE 4
COMMERCIALIZATION OF PRODUCT

4.1                                 Commercialization.  Distributor will be solely responsible for Commercializing and have the sole right to Commercialize, Product in the Territory during the Term in accordance with

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the this Agreement, subject only to Prestwick’s option to Co-Promote Product pursuant to Section 4.5.  Except as specifically provided in this Agreement, Prestwick shall not be responsible for any expenses (including pre-marketing and Detailing expenses) incurred in connection with the Commercialization of Product in the Territory, except for costs it incurs for Co-Promoting Product (other than as set forth in Section 4.5.1).

4.2                                 Commercialization Plan.

4.2.1                        Submission.  Beginning with September 1, 2009, Distributor shall submit to Prestwick an annual update to the Commercialization Plan by September 1st for the following Calendar Year for review and approval.  In the event that Prestwick wishes to Co-Promote Product in the Territory in the following Calendar Year, it shall within thirty (30) days of Distributor’s submission of the annual update to the Commercialization Plan propose which territories or medical professional offices and hospitals it wishes to be designated in the Commercialization Plan for Detailing.

4.2.2                        Approval.  The Parties shall finalize and unanimously approve the annual update to the Commercialization Plan by November 15 of each Calendar Year, provided, that in the event the Parties are unable to agree, then the Designated Senior Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss such disagreement and use their good faith efforts to finalize and approve an update to the Commercialization Plan.  If the Designated Senior Officers within thirty (30) days after submission of such disagreement to such officers fail to finalize and approve an update to the Commercialization Plan, then the determination of the update to the Commercialization Plan shall be made by (a) Distributor in its sole discretion, if Distributor has not provided a notice of termination pursuant to Section 11.4; provided, however, that (i) the amount to be spent during each Calendar Year of the Exclusivity Period on (1) A&P activities shall not be less than {***}†, (2) Support Center activities shall be approximately {***}† and (3) Distributor’s co-pay assistance program shall be approximately {***}† of gross sales of Product in the Territory in a Calendar Year and (ii) the number of Sales Representatives and Specialists shall not be less than those required under Section 4.3.2 below, or (b) Prestwick in its sole discretion, if Distributor has provided notice of termination pursuant to Section 11.4; provided, however, that (i) the amount to be spent during each Calendar Year of the Exclusivity Period on (1) A&P activities shall not be required to be greater than {***}†, (2) Support Center activities shall be approximately {***}† and (3) Distributor’s co-pay assistance program shall be approximately {***}† of gross sales of Product in the Territory in a Calendar Year; (ii) the number of Sales Representatives and Specialists shall not be more than those required under Section 4.3.2 below ; and (iii) in no event shall Distributor be obligated to expend any resources, other than with respect to the items described in clauses (i) and (ii) of this proviso, in excess of the amounts or levels set forth in the Commercialization Plan in effect at the time Distributor provides notice of termination pursuant to Section 11.4.  As used herein, the “Designated Senior Officer” shall mean the Chief Executive Officer of Distributor and the Chief Executive Officer of Prestwick, respectively, or such other senior official of such Party as such Party may designate in writing to the other Party from time to

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

time.  In the event Distributor or Prestwick wishes to make any material change to, materially deviate from, or otherwise update the Commercialization Plan other than the annual update, such change, deviation or update shall be subject to approval as if such update was an annual update pursuant to this Section 4.2.2.

4.3                                 Commercialization.  During the Exclusivity Period, Distributor shall Commercialize the Product in the Territory as set forth in this Section 4.3.

4.3.1                        Diligence in Commercialization.

(a)                                  During the Exclusivity Period, Distributor shall conduct in the Territory no fewer Details in a Calendar Year than that provided for in the Commercialization Plan.

(b)                                 During the Exclusivity Period, Distributor shall spend no less than {***}† in a Calendar Year in conducting A&P activities in the Territory in accordance with the Commercialization Plan.  For purpose of clarity, no Deductions used to calculate Net Sales Revenue shall be used to calculate the amount spent on A&P activities.  In the event of a labeling change or other safety risk with respect to Product that would reasonably be expected to have a material adverse effect on sales of Product, the Parties shall negotiate in good faith to determine commercially reasonable reductions to the amount required to be spent on A&P activities.

(c)                                  During the Exclusivity Period, Distributor shall spend approximately {***}† in a Calendar Year in conducting Support Center activities in the Territory in accordance with the Commercialization Plan.  For purpose of clarity, no Deductions used to calculate Net Sales Revenue shall be used to calculate the amount spent on Support Center activities.  In the event of a labeling change or other safety risk with respect to Product that would reasonably be expected to have a material adverse effect on sales of Product, the Parties shall negotiate in good faith to determine commercially reasonable reductions to the amount required to be spent on Support Center activities.

(d)                                 During the Exclusivity Period, Distributor shall spend approximately {***}† of gross sales of Product in the Territory in a Calendar Year in its co-pay assistance program.  In the event of a labeling change or other safety risk with respect to Product that would reasonably be expected to have a material adverse effect on sales of Product, the Parties shall negotiate in good faith to determine commercially reasonable reductions to the amount required to be spent in the co-pay assistance program.

(e)                                  Distributor shall launch the Product in the Territory within the later of: (i) four months after the date that Distributor is authorized under applicable Law to market and sell the Product in the Territory; or (ii) one (1) week after finished, packaged and labeled Product ready for release to consumers in the Territory and meeting Specifications is delivered to Distributor in the Territory.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f)                                    During each Calendar Year, Distributor shall, except as may otherwise be required by applicable Law, conduct Commercialization of Product in accordance with the Marketing Plan in all material respects and order {***}† of the Minimum Order Quantities.

(g)                                 The amounts set forth in Sections 4.3.1(a) though (f) shall be proportionately reduced for any period less than a full calendar year.

(h)                                 If sixty (60) days prior to the expiry of the Exclusivity Period there is no FDA approved Generic Equivalent for Product in the Territory, the Parties shall meet to discuss whether or not expenditures for A&P activities, Support Center activities or co-pay assistance program activities with respect to the Product in the Territory are thereafter beneficial or appropriate.

4.3.2                        Detailing.

(a)                                  Sales Representatives.  During the Exclusivity Period, Distributor shall assign (1) at least {***}† sales representatives to perform Detailing in the first or second position (“Sales Representatives”), in the Territory and (2) at least {***}† dedicated regional sales representatives who shall (x) Detail only Product in the first position and (y) be targeted to reach high value (A and B) Product targets as a priority to low value (C) Product targets, including, but not limited to, top decile targets and perform Detailing in the first position with such targets (“Specialists”), in each case who have been adequately trained; provided, however, that in the event the number of Sales Representatives or Specialists is less than the specified number as a result of the termination of employment of one or more Sales Representatives or Specialists, Distributor shall not be in breach of this Section 4.3.2 if it replaces each such Sales Representative or Specialist within ninety (90) days of such termination.  Distributor shall also ensure that it assigns a sufficient number of qualified supervisors to oversee the conduct of the Sales Representatives and Specialists.  No Sales Representative or Specialist shall be eligible for Distributor’s “All Star Program” or similar program (e.g. their annual sales, budget and activity plan) unless such Sales Representative meets their target for Product.

(b)                                 National Incentive.  From the First Commercial Sale and until the launch of Sabril by Distributor (“Period 1”), national incentives for Sales Representatives shall be calculated based solely on Product sales or prescriptions.  Following Period 1 and until the end of the period that is equal in duration to Period 1, provided, such period shall not exceed {***}† (“Period 2”), at least {***}† of national incentives for Sales Representatives shall be calculated based on Product sales or prescriptions.  Following Period 2, at least {***}† of national incentives for Sales Representative shall be calculated based on Product sales or prescriptions.  Notwithstanding anything to the contrary contained in this Section 4.3.2(b), after the date that is {***}† after the First Commercial Sale and during the Exclusivity Period, at least {***}† of national incentives for Sales Representative shall be based on Product sales or prescriptions.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.3.3                        Reports & Audits.

(a)                                  Distributor shall maintain an adequate internal system (and necessary records) for the reporting within thirty (30) days following the end of each Calendar Year during the Term of (i) the number of Details performed by its Sales Representatives and Specialists in the Territory, by decile and target medical professional office or hospital and (ii) the amounts spent for (x) A&P Activities and (y) Support Center activities, each against the requirements under the Commercialization Plan (each, a “Commercialization Report”).

(b)                                 Distributor shall keep accurate and complete records of Details carried out by each Sales Representative and Specialists, payroll and bonus programs for Sales Representatives and payments made thereof, and the amounts spent for A&P activities and Support Center activities as required under this Agreement.  If within two (2) years of receipt of a Commercialization Report Prestwick wishes to verify the number of Details, payroll and bonus programs for Sales Representatives and payments made thereof, or the amounts spent on A&P activities or Support Center activities provided in such report, Distributor shall make its records available for inspection and review by an independent accountant with advance notice during business hours, reasonably acceptable to Distributor, for the purpose of so verifying the number of Details performed by Distributor, payroll and bonus programs for Sales Representatives and payments made thereof, or amounts spent on A&P activities or Support Center activities.  All costs and expenses incurred in connection with any such verification shall be paid by Prestwick, provided that Distributor shall pay such costs and expenses if the number of Details, payroll and bonus programs for Sales Representatives and payments made thereof, or amounts spent on A&P activities or Support Center activities determined by the independent accounts is lower than the number of Details, payroll and bonus programs for Sales Representatives and payments made thereof, or amounts spent on A&P activities or Support Center activities, in each case, required under this Agreement.

(c)                                  Each Party will treat all information subject to review under this Section 4.3.3 in accordance with the provisions of Article 7.  Prior to conducting any audit hereunder, Prestwick will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Distributor obligating such accounting firm to maintain all information in confidence with standards no less stringent that the terms of Article 7 of this Agreement.

4.4                                 Promotional Materials.

4.4.1                        Creation of Promotional Materials.  Distributor will create and develop Promotional Materials for Commercialization of Product in the Territory in accordance with the Regulatory Approvals and applicable Laws, and will forward such Promotional Materials to Prestwick for regulatory submission.  Distributor will also assist Prestwick, at Distributor’s sole cost, in obtaining any required approval of all Promotional Materials for Commercialization of Product in the Territory by Governmental Authorities including the FDA’s Division of Drug Marketing Advertising and Communications.

4.4.2                        Ownership of Promotional Materials.  During the Term, Distributor shall own all right, title and interest in and to any Promotional Materials relating to Product, including without limitation applicable copyrights and trademarks, but excluding trademarks owned by Prestwick.

4.5                                 Co-Promotion.

4.5.1                        Right.  Prestwick shall have the right, at its sole cost and discretion, to Co-Promote Product in the Territory to certain medical professional offices and hospitals as may be reasonably agreed to by the Parties from time to time.  Distributor shall provide Prestwick with (a) a reasonable quantity of existing Promotional Materials reasonably requested for conducting such Co-Promotion activities and (b) reasonable access and use of Distributor’s existing infrastructure and training and other educational materials to assist in the recruitment, training and operational management of Prestwick’s sales force.

4.5.2                        Joint Steering Committee.  Upon Prestwick’s election to Co-Promote Product in the Territory, the Parties shall establish a specialized committee to facilitate communications between the Parties with respect to the Co-Promotion of Product within the Territory.

4.6                                 Sales Representatives.  No sales representative of a Party shall be treated as an employee of the other Party, and such an individual is not, and is not intended to be, eligible to participate in any benefits programs or in any employee benefit plans that are sponsored by the other Party or that are offered from time to time by the other Party to its own employees.  Each Party shall not be responsible to the other Party, or to the other Party’s sales representatives for any compensation, expense reimbursements or benefits, payroll-related taxes or withholdings, or any governmental charges or benefits that may be imposed upon or be related to the performance by the other Party and its sales representatives, all of which shall be the sole responsibility of the other Party, even if it is subsequently determined by any court or governmental agency that any such sales representative may be an employee or a common law employee of the Party or is otherwise entitled to such payments and benefits.  Further, each Party shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

4.7                                 Compliance with Laws.  Each Party and its permitted Third Party contractors shall perform its responsibilities under this Article 4 in accordance with all applicable Laws, including, but not limited to, applicable Laws in the hiring, employment, and discharge of all sales representatives.

4.8                                 Use of Marks and Approval of Promotional Materials.  Distributor shall in relation to the marketing, distribution and sale of Product only use Promotional Materials which contain the trade mark XENAZINE and which comply with applicable Laws and requirements of the FDA in the Territory and which have been approved in writing by Licensor prior to use.  Distributor shall submit to Licensor for approval any promotional materials Distributor proposes using and Distributor shall use Commercially Reasonable Efforts to cause Licensor to provide approvals or details of required alterations within fourteen (14) days of Licensor’s receipt.  Promotional materials used by Distributor in connection with Commercialization of Product shall contain an acknowledgement of Licensor’s ownership of the trade mark XENAZINE in such form as agreed to by Distributor and Licensor.

ARTICLE 5
SUPPLY OF PRODUCT

5.1                                 Principles of Supply.

5.1.1                        Exclusive Supply.  For purposes of clarity, subject to the terms of this Agreement, Distributor shall obtain Product exclusively from Prestwick or its designee (provided that Distributor shall only be required to pay Prestwick for Product obtained from any such designee in accordance with the terms of this Agreement).

5.1.2                        Obligation to Supply.

(a)                                  Prestwick shall supply Product in accordance with the terms hereof; provided, however, Prestwick’s obligation to supply Product shall be subject to its ability to source Product from Licensor (or any successor supplier) in accordance with the Cambridge Agreement or Licensor’s then existing contract manufacturers in accordance with Licensor’s then existing contract manufacturing supply agreements for Product or Active Substance.

(b)                                 Prestwick shall promptly deliver to Licensor (or any successor supplier) all Forecasts, alterations to Forecasts, Purchaser Orders and other related correspondence received from Distributor in accordance with the terms of the Cambridge Agreement (or successor agreement) and otherwise comply in all material respects with any similar procedural requirements under the Cambridge Agreement (or successor agreement) as may be necessary to obtain supply of Product.

5.1.3                        Assignment or Transfer of Supply Contracts or Rights.  In the event that Licensor exercises its right to terminate supply of the Product pursuant to Clause 8.7 of the Cambridge Agreement, within ten (10) Business Days after Prestwick’s receipt of the notice thereof, Prestwick hereby covenants, and shall notify Licensor and Distributor of Prestwick’s decision, to request Licensor to take, and use Commercially Reasonable Efforts to effect such request, one of the following actions within thirty (30) Business Days thereof: (i) transfer the manufacturing technology and Know-How necessary to manufacture Product (“Technology”) to Prestwick or its designee; or (ii) to the extent Licensor’s existing contract manufacturing supply arrangements are assignable without Third Party consent, assign to Prestwick, and to the extent such Third Party consent requires Third Party consent, request assignment of, Licensor’s existing contract manufacturing supply agreements and all rights to Technology, whether such Technology is located at the contract manufacturing organizations’ site or otherwise.  In the event that Prestwick elects the option in subsection (i) of this paragraph to have the Technology transferred to Distributor as its designee, Prestwick shall also grant to Distributor an exclusive and royalty-free license to the Prestwick Know-How, the Prestwick Patents and Intellectual Property, the Product Trade Dress and the Product Trade Mark to manufacture Product.

5.1.4                        Secondary Assignment or Transfer.  In the event that Prestwick has previously effected a transfer or assignment under subsection (i) or subsection (ii) of Section 5.1.3 above, and subsequent to such transfer or assignment, Distributor has the right to terminate this Agreement pursuant to Section 11.2.3, Prestwick shall then, at Distributor’s option: (i) transfer the Technology to Distributor; or (ii) to the extent Prestwick’s existing contract manufacturing supply arrangements are assignable without Third Party consent, assign to Distributor, and to the extent such Third Party consent requires Third Party consent, request assignment of, Prestwick’s existing contract manufacturing supply agreements and all rights to Technology, whether such Technology is located at the contract manufacturing organizations’ site or otherwise.  In the event that

Distributor elects the option in subsection (ii) of this Section 5.1.4, Prestwick shall also grant to Distributor an exclusive and royalty-free license to the Prestwick Know-How, the Prestwick Patents and Intellectual Property, the Product Trade Dress, and the Product Trade Mark to manufacture Product.

5.1.5                        Assignment or Transfer upon Insolvency.  In the event that Distributor has the right to terminate this Agreement pursuant to Section 11.3, within five (5) days after Distributor’s receipt of the notice thereof, Prestwick hereby covenants to take all actions necessary to request Licensor to take, and use Commercially Reasonable Efforts to effect such request, one of the following actions (or Prestwick itself shall take the following actions if its rights under Section 5.1.3 have been previously exercised), at Distributor’s option: (i) transfer the Technology to Distributor; or (ii) to the extent Licensor’s existing contract manufacturing supply arrangements are assignable without Third Party consent, assign to Distributor, and to the extent such Third Party consent requires Third Party consent, request assignment of, Licensor’s existing contract manufacturing supply agreements and all rights to Technology, whether such Technology is located at the contract manufacturing organizations’ site or otherwise.  In the event that Distributor elects the option in subsection (ii) of this Section 5.1.5, Prestwick shall also grant to Distributor an exclusive and royalty-free license to the Prestwick Know-How, the Prestwick Patents and Intellectual Property, the Product Trade Dress, and the Product Trade Mark.

5.1.6                        Allocation of Cost of Transfer.  Any out-of-pocket costs and expenses incurred by Distributor and Prestwick in connection with any transfer or assignment contemplated in Sections 5.1.3 through 5.1.5 that are not paid or reimbursed by Licensor shall be borne {***}† by Distributor and {***}† by Prestwick.  Any change in the “Cost of Goods” for Product resulting from any transfer or assignment contemplated in Sections 5.1.3 through 5.1.5 shall be borne or shared, as the case may be, {***}† by Distributor and {***}† by Prestwick, including any amounts owed as a result of any pay or take elements in a supply contract.

5.2                                 Forecasting and Ordering.

5.2.1                        Forecast.  On the Effective Date, Distributor shall deliver to Prestwick, a fifteen (15) month forecast (the “Initial Forecast”), and thereafter on the first Business Day of each month, Distributor shall deliver a rolling twelve (12) month forecast updating the prior forecast (together with the Initial Forecast, the “Forecast”).

5.2.2                        Binding Forecast.  The quantity of Product forecasted for the first three months of each Forecast shall be firm and binding (“Binding Portion”) and Distributor shall be obligated to purchase the quantities of Product in the Binding Portion of each Forecast; provided, however, that the quantity set forth in each Binding Portion may be altered once by Distributor, to the extent Licensor is obligated to accept such alteration under the Cambridge Agreement, within a range of {***}† of the relevant quantity no later than {***}† before the desired delivery date and may not otherwise be altered in subsequent updated forecasts.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.2.3                        Binding Forecast Purchase Orders.  During the Term, Distributor shall deliver to Prestwick, a firm purchase order (“Purchase Order”) for the quantities of Product for the Binding Portion of each Forecast required by Distributor no later than six (6) months before the desired delivery date.  Each Purchase Order shall be ordered based on whole batches of Product manufactured; provided, that prior to December 31, 2009, Prestwick shall reimburse Distributor the cost of any expired Product ordered in excess of the amounts forecasted by Distributor to the extent that such expired Product does not constitute a Deduction or is otherwise deducted in connection with payment of net sales on Product to Licensor in a manner that reduces Distributor’s payment obligations to Prestwick on a dollar for dollar basis.  If Distributor wishes to alter any Purchase Order because it has altered any quantity in the Binding Portion in accordance with Section 5.2.2, Distributor must submit an amended Purchase Order to reflect that.  In the event a Purchase Order for quantities in the Binding Portion of a Forecast is not received six (6) months before the end of the month for which such quantities were forecasted, the forecast for such month in the Binding Portion of a Forecast shall be deemed a Purchase Order.

5.2.4                        Supply Shortages.  In the event that there is a shortage of Product supplied to Prestwick by Licensor that leads to Prestwick being unable to provide the Binding Portion of the Forecast, Prestwick shall use Commercially Reasonable Efforts to cause Licensor (or any successor supplier) to cause supplier of Product to allocate supply of Product between the Territory and Canada based upon net sales of Product in the Territory during the previous twelve (12) month period immediately prior to such shortage as compared to the total sales for Product in the Territory and Canada in such 12-month period.

5.2.5                        Receipt and Acceptance.  Prestwick shall deliver Product against each Purchase Order in accordance with this Section 5.2.  Distributor shall purchase all Product ordered and specified in a Purchase Order.  Purchase Orders may be delivered electronically or by other means to such location as Prestwick shall designate and shall be in a form reasonably acceptable to Prestwick, provided, however that a Purchase Order shall be binding on Prestwick provided that the Purchase Order contains orders for Product that are in compliance with Distributor’s forecasting obligations set out above.  Prestwick shall provide written confirmation of such Purchase Order to Distributor within fifteen (15) Business Days of receipt of such Purchase Order.  Other than terms respecting quantity and delivery date(s) (provided, such delivery dates are in accordance with the terms of this Agreement), the terms and conditions of any Purchase Order submitted by Distributor or written confirmation thereof by Prestwick shall be of no force and effect, whether or not objected to by Prestwick, and nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement.  All Purchase Orders, written acceptances of Purchase Orders and other notices contemplated under this Section 5.2 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time.

5.2.6                        Rejection of Product.  In the event Product does not meet Specifications when title is transferred to Distributor for such Product, the Parties shall use Commercially Reasonable Efforts (including exercising its rights under the Cambridge Agreement) to return such Product to Licensor and either obtain replacement Product or a refund.

5.3                                 Shipping and Delivery.

5.3.1                        Outside Territory and Canada.  With respect to Product shipped from outside the Territory and Canada, Prestwick shall arrange for the shipment of Product to Distributor’s designated warehouse in the Territory.  Delivery of Product so shipped, shall be FCA (Incoterms 2000), and title to, ownership of, and risk of loss of Product shall pass from Prestwick to Distributor at the location that is immediately after Product enters international waters (including the airspace above international waters) while in transit from the shipment point to the U.S. Customs port designated by Distributor.

5.3.2                        U.S.  To the extent that Product is packaged in the continental U.S., then, at the option of Prestwick, Product may be delivered to Distributor EXW (Incoterms 2000) immediately after completion of the packaging.  In the case of such Product, title to, ownership of, and risk of loss of Product shall pass from Prestwick to Distributor at the time of delivery.

5.3.3                        Canada.  In the case of delivery of Product from Canada, Product shall be delivered DDP (Incoterms 2000), and title to, ownership of, and risk of loss of Product shall pass from Prestwick to at the U.S. Customs port designated by Distributor, immediately after the Product has cleared US Customs.

Notwithstanding the above, in all cases Product shall be shipped at Distributor’s expense via a carrier identified by Distributor in the applicable Purchase Order.  Distributor shall be responsible for freight and insurance charges.

5.4                                 Safety Stock.  During the Term, Distributor shall at all times hold {***}† stock of Product, which shall be calculated as {***}† of the then current Forecast, provided, in the event Prestwick does not supply Product in such quantity having shelf life equal to or greater than twenty-four (24) months, then such requirement shall be reduced to {***}† stock of Product until such quantity is supplied.

5.5                                 Liability for Affiliates & Permitted Subcontractors.  The Parties recognize that Prestwick may perform some or all of its obligations under this Agreement through Affiliates or permitted subcontractors; provided, however, that Prestwick shall remain responsible for and be guarantor of the performance by its Affiliates or permitted subcontractors and shall cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection with such performance.  Prestwick hereby expressly waives any requirement that Distributor exhaust any right, power or remedy, or proceed against an Affiliate or permitted subcontractor, for any obligation or performance hereunder prior to proceeding directly against Prestwick.  Wherever in this Agreement Prestwick delegates responsibility to its Affiliate or permitted subcontractor, Prestwick agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

5.6                                 Quality and Pharmacovigilance Agreement.  Prior to the earlier of (x) sixty (60) days after the Effective Date or (y) five (5) days prior to the date of the first shipment of Product, the Parties shall negotiate in good faith to enter into (i) a Quality Agreement that addresses (a) label copy approval, (b) batch release documentation, (c) change notification, (d) product

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

complaint investigations (Distributor initiated), (e) manufacturing investigations (Prestwick initiated), (f) annual product review and (g) regulatory inspection notification and response and (ii) a Pharmacovigilance Agreement.

ARTICLE 6
FINANCIAL TERMS

6.1                                 Consideration.  In partial consideration of the rights granted to it herein, Distributor shall pay Escrow Agent {***}† on the Effective Date (the “Upfront Payment”).  Escrow Agent shall release the Upfront Payment to Prestwick or Distributor in accordance with the terms and conditions of the Escrow Agreement.

6.2                                 Development Expenses.  Distributor shall reimburse Prestwick for {***}† of all Development Expenses incurred by it after the Effective Date and due to Licensor pursuant to the Cambridge Agreement with respect to Regulatory Development.  Any amounts of Development Expenses owed to Prestwick by Distributor under this Agreement shall be paid within thirty (30) days of Distributor’s receipt of an invoice for such Development Expense.  Invoices for Development Expenses owed shall be delivered by Prestwick to Distributor upon the earlier of (a) such amounts being due to Licensor or (b) Prestwick incurring such Development Expense.

6.3                                 Supply Price and Payment.

6.3.1                        Supply Price.  The supply price for Product shall be (a) seventy-two percent (72%) of Net Sales Revenue in a Calendar Year up to $125,000,000 of Net Sales Revenue in such Calendar Year, (b) sixty-five percent (65%) of Net Sales Revenue in a Calendar Year from and in excess of $125,000,000 of Net Sales Revenue in such Calendar Year, and (c) the relevant percentage of any collections, recoveries, damages, awards, settlements and any other payments made or paid to Distributor as compensation for or in lieu of Net Sales Revenue net of any out of pocket costs incurred by Distributor to obtain such amounts (the “Supply Price”).

6.3.2                        Invoice.  Each delivery of Product hereunder shall be accompanied by an invoice setting forth the estimated Supply Price (calculated using estimated Net Sales Revenue) for Product supplied (“Invoice”).

6.3.3                        Payment.  Within (a) thirty (30) days of receipt of an Invoice, Distributor shall pay a portion of the Invoice (“First Installment”), which shall be equal to {***}† supplied, (b) ten (10) days after the end of each calendar month (“Statement Date”), Distributor shall provide a statement of the quantity of Product sold by Distributor and a calculation, including all information relevant to that calculation, of total Net Sales Revenue for the prior calendar month and the calculation of the actual Supply Price for Product supplied against the Invoice and (c) the later of (x) nine (9) days of notice from Prestwick of its agreement with the Statement or (y) fourteen (14) days of the Statement Date pay the Supply Price with respect to Product sold in such month reduced by any First Installment payments made for Product sold in such month and not previously credited to the Supply Price.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.3.4                        Deferred Payment.  Notwithstanding Section 6.3.3(c), Distributor may defer for a period of six (6) calendar months after the First Commercial Sale date (a) {***}† of the Supply Price where such Supply Price is determined based upon Net Sales Revenue less than {***}† and (b) {***}† of the Supply Price where such Supply Price is determined based upon Net Sales Revenue equaling or exceeding {***}†, without penalty or interest.  For clarity, such amounts deferred shall be owed within thirty (30) days of the end of the sixth calendar month after the date of the First Commercial Sale.

6.3.5                        Handling Deductions.  Distributor shall be entitled to deduct from payment of the First Installment of each Invoice, an amount equal to any increase of its Third Party costs for customs and handling on the importation of Product solely attributable to any excess of the amount invoiced by Licensor to the Distributor for the Supply Price over the First Installment for Product (“Handling Deductions”), provided, that Distributor provides an itemized statement of such reduction with the payment of the First Installment.

6.4                                 Payment Method.  All amounts due to either Party hereunder will be paid in Dollars by wire transfer in immediately available funds to an account designated by such Party.  Any amounts (other than amounts being contested in good faith) that are overdue and payable under this Agreement shall bear interest at a rate of {***}† per month from the due date until the date of payment.  For clarity, upon resolution of any amounts disputed such amounts determined to be due shall bear interest at the rate provided above from the time such amounts were originally due.

6.5                                 Reconciliations.  The Parties acknowledge that any amounts paid or shared in any way under this Agreement may be based upon estimates, which estimates will be GAAP-compliant; provided, however, that when the actual results become known relative to any estimated amount, any difference between the actual results and the estimate is reported and the next payment due hereunder related to such estimated item is appropriately adjusted for such difference.  The Parties acknowledge and agree that any reports and payments relating to any cost, expense, or other financial amount shared pursuant to this Agreement for the final quarter of any Calendar Year shall reflect year-end reconciliations and adjustments, if any, applicable to the previous three (3) quarters’ reported results.

6.6                                 Taxes.  Each Party will be responsible for any and all income or other taxes owed by it (“Receiving Party”) and required by applicable Law to be withheld or deducted from any of the payments made by or on behalf of the other Party (“Disbursing Party”) to it hereunder (“Withholding Taxes”) and the Disbursing Party may deduct from any amounts that the Disbursing Party is required to pay hereunder an amount equal to such Withholding Taxes.  Any amounts withheld shall be deemed as paid to the Receiving Party for all purposes under this Agreement.  Each Party will provide the other Party with (a) reasonable advance notice of tax withholding obligations to which it reasonably believes that it is subject and (b) any reasonable information available to it that is necessary to determine the Withholding Taxes.  Such Withholding Taxes will be paid to the proper taxing authority for the Receiving Party’s account and evidence of such payment will be secured and sent to the Receiving Party within one (1) month of such payment.  The Parties will do all such lawful acts and things and sign all such

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

lawful deeds and documents as either Party may reasonably request from the other Party to enable each Party or its Affiliates to (i) take advantage of any applicable legal provision or any treaty provisions with the object of paying the sums due to such Party hereunder with the lowest legal amount of Withholding Taxes and (ii) comply with its tax withholding obligations.

6.7                                 Records Retention; Financial Audit.

6.7.1                        Record Retention.  Each Party and their Affiliates will maintain complete and accurate books, records and accounts for the calculation of Development Expenses, Net Sales Revenue and Handling Deductions, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by such Party for two (2) years after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

6.7.2                        Financial Audit.  Each Party will have the right to have an independent certified public accounting firm, reasonably acceptable to the other Party, access during normal business hours, and upon reasonable prior written notice, such of the records of such Party, its Affiliates or permitted subcontractors as may be reasonably necessary to verify the accuracy of Development Expenses, Net Sales Revenue and Handling Deductions and the Supply Price paid based thereof for any Calendar Year during the Term ending not more than two (2) years prior to the date of such request; provided, however, that, (a) a Party will not have the right to conduct more than one (1) such audit in any twelve (12) month period and that (b) it shall not be permitted to audit the same period of time more than once, unless evidence of fraud in a subsequent audit and such Party reasonably believes that such evidence indicates the reasonable possibility of fraud in any such prior period.  The Party having such audit conducted will bear all costs of such audit, unless the audit reveals a discrepancy in such Party’s favor of more than ten percent (10%), in which case the other Party will bear the cost of the audit.  The result of the audit shall, in the absence of manifest error, be final and binding on the Parties.  For purposes of clarity, each Party shall obtain from each Affiliate or permitted subcontractors involved in the Commercialization of Product in the Territory or development of Product audit rights for the other as set forth in this Section 6.7.2.

6.7.3                        Payment of Additional Amounts.  If, based on the results of any audit, additional payments are owed to a Party under this Agreement, then the other Party will make such additional payments within thirty (30) Business Days (provided that the other Party has received an invoice in respect of the same) after the accounting firm’s written report is delivered to the Parties, except in the case that a Party is seeking an appeal based upon manifest error.

6.7.4                        Confidentiality.  Each Party will treat all information subject to review under this Section 6.7 in accordance with the provisions of Article 7.  Prior to conducting any audit hereunder, each Party will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited party obligating such accounting firm to maintain all such financial information in confidence with standards no less stringent that the terms of Article 7 of this Agreement.

ARTICLE 7
CONFIDENTIALITY

7.1                                 Confidential Information.

7.1.1                        Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement by one (1) Party (the “Disclosing Party”) to the other Party (the “Recipient”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, Development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)                                  were already known to the Recipient (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party, to the extent such Recipient has documentary evidence to that effect;

(b)                                 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Recipient;

(c)                                  became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)                                 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  were independently discovered or developed by or on behalf of the Recipient without the use of the Confidential Information belonging to the other Party, to the extent such Recipient has documentary evidence to that effect.

7.1.2                        Confidentiality Obligations.  Each of Distributor and Prestwick shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Recipient shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents or consultants who receive such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Recipient shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 7) that all such directors, officers, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto.  Each Party agrees that it shall be responsible for any breaches of this Section 7.1.2 by its Affiliates or its or any of its Affiliates’ directors, officers, managers, employees, independent contractors, agents or consultants.  Upon termination of this Agreement, the Recipient shall return or destroy all documents, tapes or other media containing or embodying Confidential Information of the Disclosing Party that remain in the possession of the Recipient or its directors, managers, employees, independent contractors, agents or consultants, except that the Recipient may keep one (1) copy of the Confidential Information in the legal department files of the Recipient, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 7.  It is understood that receipt of Confidential Information under this Agreement will not limit the Recipient from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

7.1.3                        Permitted Disclosure and Use.  Notwithstanding Section 7.1.2, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) for communication with investors, lenders, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (c) comply with applicable Laws, subpoenas or similar legal process.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to Section 7.1.3(c), such Party shall (i), if reasonably possible, give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information and (ii) furnish only that portion of the Confidential Information that it is advised by counsel is legally required.

7.1.4                        Notification.  The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party (at the Recipient’s expense if such use or disclosure results from a breach of Recipient’s obligations hereunder) in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

7.2                                 Publicity; Filing of this Agreement.  The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the forms of the press releases attached hereto as Exhibit A, and each Party shall approve of the other Party’s Press Release prior to its publishing (the “Press Releases”).  Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by applicable Law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party.  To the extent practicable, the disclosing Party shall be given at least three (3) Business Days advance notice of any such legally required disclosure, and the other Party shall provide any comments on the proposed disclosure during such period.  To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange (including without limitation the Toronto Stock Exchange (“TSX”)) or NASDAQ regulation or any Governmental Authority, including without limitation the Canadian Securities Administrators, U.S. Securities and Exchange Commission or the U.S. Federal Trade Commission, such Party shall promptly inform the other Party thereof.  Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one (1) Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision.  The Parties shall cooperate, each at the requesting Party’s expense, in such filing, registration or notification, including, without limitation, such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

7.3                                 Use of Names.  Subject to Section 7.2, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, that either Party may use the name of the other Party in any document filed with any Governmental Authority, including the FDA, the U.S. Securities and Exchange Commission, and the TSX.

7.4                                 Confidentiality of this Agreement.  The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 7.

7.5                                 Disclosures Under Existing CDA.  The Parties agree and acknowledge that Distributor and Prestwick entered into that certain Confidentiality and Non-Use Agreement dated February 15, 2008 and as amended to date (“Existing CDA”).  The Parties agree that “Confidential Information” (as such term is used in the Existing CDA) disclosed to the Parties or their Affiliates under the Existing CDA prior to the Effective Date shall be deemed to have been disclosed under this Agreement and, from and after the Effective Date, shall be held in confidence by such the Parties and their Affiliates in accordance with the terms of this Article 7.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1                                 Patent Prosecution and Maintenance.  During the Term, Prestwick shall Prosecute and Maintain the Prestwick Patents and Intellectual Property for which it or its Affiliate is an owner or assignee (“Key Patents”).  Prestwick shall keep Distributor informed of the status of each Key Patent and shall give reasonable consideration to any suggestions or recommendations of Distributor concerning the Prosecution and Maintenance thereof.  Before taking any steps regarding the filing, prosecution or maintenance of any Key Patent, Prestwick will allow Distributor to comment on the action proposed to be taken and Prestwick will take into account any comments and suggestions made by Distributor.  If, during the Term, Prestwick intends to allow any Key Patent to expire or otherwise be abandoned, Prestwick shall notify Distributor of such intention at least sixty (60) days prior to the date upon which such Key Patent shall expire or be abandoned, and Distributor shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof.  Any such Patent will, at Distributor’s request, be assigned to Distributor or at its direction to one (1) of Distributor’s Affiliates for nil consideration.  Prestwick shall not during the Term assign any Key Patents for which it is the registered proprietor to any Third Party.

8.2                                 Defense of Third Party Infringement Claims.  If Product becomes the subject of a Third Party’s claim or assertion of infringement, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant.  Neither Party shall enter into any settlement of any claim described in this Section 8.2 that adversely affects the other Party’s rights or interests without such other Party’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

8.3                                 Enforcement.  Subject to the provisions of this Section 8.3, in the event that either Party reasonably believes that the filing of an NDA or ANDA or Commercialization by a Third Party of a product (an “Infringing Product”) constitutes infringement of a Key Patent, such Party shall promptly notify the other Party of such infringement.  In such event, Prestwick shall have the initial right (but not the obligation) to enforce such Key Patents with respect to such Infringing Product, or to defend any declaratory judgment action with respect thereto at its sole expense (an “Enforcement Action”).

8.3.1                        Initiating Enforcement Actions.  In the event that Prestwick fails to initiate an Enforcement Action under Section 8.3 to enforce such Key Patent against an infringement by a Third Party in the Territory, within thirty (30) days of a request by Distributor to initiate such Enforcement Action, Distributor may initiate an Enforcement Action against such infringement at Distributor’s sole expense.  In such case, Prestwick shall cooperate with Distributor in such Enforcement Action.  The Party initiating or defending any such Enforcement Action shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice.

8.3.2                        Recoveries.  Any recovery received as a result of any Enforcement Action under Section 8.3 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared {***}† to Distributor and {***}† to Prestwick.

8.3.3                        Consultation.  The Party assuming the lead role in the Enforcement Action (the “Controlling Party”) shall consult with the non-Controlling Party on all material aspects of the enforcement.  The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of strategy.  The Parties shall reasonably cooperate with each other in all such actions or proceedings.  Each Party agrees to be joined as a party plaintiff if necessary and shall provide all reasonable cooperation (including any necessary use of its name) required to prosecute such litigation, provided that the Controlling Party shall indemnify the non-Controlling Party in relation to any costs awards made against it.  The non-Controlling Party shall be entitled to be represented by an independent counsel of its own choice at its own expense.

8.3.4                        Appeal.  In the event that a judgment is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal.  In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost.  If the Law requires the Controlling Party’s involvement in such appeal, the Controlling Party shall be a nominal party of the appeal and shall provide reasonable cooperation with the other Party at the other Party’s expense.

8.4                                 Trademarks.

8.4.1                        Maintenance of Trademarks.  Prestwick will maintain and enforce Product Trade Marks and Product Trade Dress, at its sole costs and expense.  If during the Term, Prestwick intends to allow any Product Trade Mark or Product Trade Dress to expire or otherwise be abandoned, Prestwick shall notify Distributor of such intention at least sixty (60) days prior to the date upon which such Product Trade Mark or Product Trade Dress shall expire or be abandoned and Distributor shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof.  Any such Product Trade Mark or Product Trade Dress will, at Distributor’s request, be assigned to Distributor or at its discretion, one (1) of Distributor’s Affiliates for nil consideration.  Prestwick shall not during the Term assign any Product Trade Marks or Product Trade Dress to any Third Party.

8.4.2                        Infringement and Enforcement.  In the event either Party becomes aware of any infringement of a Product Trade Mark or Product Trade Dress by a Third Party in the Territory, such Party shall promptly notify the other Party.  In such event of a Third Party infringement of a Product Trade Mark or Product Trade Dress, Prestwick shall have the initial right (but not the obligation) to take legal action with respect to such infringement of such Product Trade Mark or Product Trade Dress at its own expense (a “Trademark Enforcement Action”).  In the event that Prestwick fails to initiate a Trademark Enforcement Action to prevent infringement of such Product Trade Mark or Product Trade Dress by a Third Party in the Territory, as applicable, within forty five (45) days of a request by Distributor to initiate such Trademark Enforcement Action, Distributor may initiate a Trademark Enforcement Action against such Third Party at Distributor’s sole expense.  In each case, the other Party shall cooperate (which cooperation shall include being named a party plaintiff, if necessary) with such Party pursuing a Trademark Enforcement Action at such Party’s expense.  The Party initiating or defending any such Trademark Enforcement Action shall keep the other Party reasonably informed of the progress of any such Trademark Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice.  Any recovery received as a result of any Trademark Enforcement Action under this Section 8.4.2 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Trademark Enforcement Action, and the remainder of the recovery shall be shared {***}† to Distributor and {***}† to Prestwick.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1                                 Representations and Warranties.

9.1.1                        Mutual Representations.  Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

(a)                                  Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the rights granted pursuant to this Agreement.

(b)                                 Such Party is not insolvent and no proceedings have been taken or authorized by such Party, or to the knowledge of such Party been taken or threatened by any other Person, with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of such Party.

(c)                                  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over it.

(d)                                 Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(e)                                  Except for Regulatory Approvals, manufacturing approvals and/or similar approvals necessary for the manufacture or Commercialization of Product (and the components thereof), such Party has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement.

(f)                                    There is no action or proceeding pending against such Party or, to such Party’s knowledge, threatened against such Party that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

(g)                                 Except as set forth in Schedule 9.1.1(g) attached hereto, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Party (or any of its Affiliates) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(h)                                 Neither such Party nor its Affiliates has been debarred or is subject to debarment and neither it not any of its Affiliates will use in any capacity, in connection with the

Commercialization of Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such section.

9.2                                 Investigation.  A Party’s remedies based on any representation or warranty of another Party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by such Party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement.

9.3                                 Disclaimer of Warranty.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 9.1 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PRESTWICK AND DISTRIBUTOR EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.4                                 Essential Basis.  The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Article 9 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.

ARTICLE 10
COVENANTS

From the Effective Time and through the Term, the following covenants shall apply:

10.1                           Phase 4 Studies.  Distributor shall be responsible for, at its sole cost and expense, in conducting and completing Phase 4 Studies (including any such Phase 4 Study that is required to be repeated as a result of a failure by Distributor to meet FDA standards for reviewability or are otherwise aborted by Distributor) in accordance with (a) professional standards and practices, (b) all applicable Laws and (c) the timeline provided in the First NDA or any extensions agreed to by the FDA and the development plan.  Prestwick shall promptly provide Distributor any information in its possession or control related to the Phase 4 Studies and all other regulatory and safety matters related to the Product, including any information or correspondence received from the FDA.  Furthermore, in the event that Prestwick is delayed in providing such materials to Distributor or has not made adequate progress in achieving milestones for any of the Phase 4 Studies, Distributor shall not be liable for such delays in completing the Phase 4 Studies to the extent such delay is related to Prestwick’s failure to provide such materials or make adequate progress in achieving milestones. Distributor shall provide Prestwick with monthly reports regarding the status of such Phase 4 Studies and promptly provide any other information regarding the Phase 4 Studies requested by Prestwick.  Distributor shall not be required to reimburse

Prestwick for any expenditures made by, or accrued on the balance sheet of, Prestwick prior to the Effective Date in connection with performing the Phase 4 Studies.

10.2                           Debarment.  Each Party agrees to promptly inform the other Party in writing as if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug and Cosmetic Act, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment of such Party, its Affiliates or any Person used in any capacity by such Party or its Affiliates in connection with the Commercialization of Product.

10.3                           Territory Compliance.  Distributor shall not import or sell Product outside the Territory and shall use Commercially Reasonable Efforts to prevent importation or resale of Product outside the Territory by a Third Party that purchased such Product in the Territory from Distributor.  Prestwick and its Affiliates shall not sell Product in the Territory and Prestwick shall use Commercially Reasonable Efforts to prevent importation or resale of a Product in the Territory by a Third Party that purchased such Product outside the Territory from Prestwick or its Affiliates.

10.4                           FIFO Policy.  For the sake of clarity, Distributor agrees to use first in-first out (“FIFO”) inventory control for Product as a means of controlling the amount of returns to Distributor.

10.5                           No Amendment of the Cambridge Agreement.  During the Term, Prestwick shall not, without the prior written consent of Distributor, in its sole discretion, amend, supplement, modify or waive any provision of the Cambridge Agreement, provided, however that notwithstanding the foregoing, to the extent such amendment, supplement or modification could not reasonably be expected to interfere with or adversely affect the rights or obligations of Distributor hereunder, Prestwick may, without the prior written consent of Distributor (but with good faith consultation with Distributor) amend, supplement or modify the Cambridge Agreement.  Promptly, and in any event no later than five (5) Business Days, following receipt by Prestwick of a fully executed amendment, supplement, modification or waiver of the Cambridge Agreement, as applicable, Prestwick shall furnish a copy of such amendment, supplement, modification or waiver to Distributor.

10.6                           Maintenance of Cambridge Agreement.  Subject to Distributor’s obligations hereunder, Prestwick (including its Affiliates or permitted subcontractors) shall comply fully in all respects with its obligations under the Cambridge Agreement and shall not take any action or forego any action that shall constitute a material or uncured breach of the Cambridge Agreement.  In furtherance of the foregoing, as and when reasonably requested by Distributor, Prestwick shall use its Commercially Reasonable Efforts to exercise in all material respects all of its rights under the Cambridge Agreement; provided, however, that Prestwick or its Affiliates shall not be required to pursue any claim or adversarial proceeding (including without limitation, filing or continuing any law suit, mediation, arbitration or other proceeding) unless (i) the failure to do so would result in Distributor incurring any material loss or damages relating to a breach by Cambridge under the Cambridge Agreement and Distributor would not otherwise have standing or other rights to pursue such claim directly against Cambridge, (ii) (other than matters related to the failure to supply of Product as a result of actions or omissions by Cambridge or its subcontractors) the prosecution of any such claim or adversarial proceeding would not reasonably be expected to be adverse to or otherwise contrary to the best interests of Prestwick or any of its Affiliates in any material respect and (iii) Distributor delivers a written notice (A) acknowledging that Prestwick and its Affiliates have declined to pursue any such claim or adversarial proceeding, (B) requesting that Prestwick or its applicable Affiliates pursue any such claim or adversarial proceeding, and (C) agreeing that to the extent such costs are not reimbursed by Cambridge, Distributor shall reimburse Prestwick or its Affiliates, within thirty (30) days of presentment of invoices or other documentation reflecting such expenses, {***}† of the reasonable out of pocket costs and expenses incurred by Prestwick or its Affiliates associated with such claim or proceeding.  Promptly upon the receipt of any written notice from Licensor of Prestwick’s breach under the Cambridge Agreement, Prestwick shall give written notice of the breach to Distributor setting forth in reasonable detail the nature of the breach.  Prestwick shall promptly cure any and all such breaches (to the extent such breach is not due to Distributor’s failure to perform its obligations hereunder) and give written notice to Distributor (and to Licensor, if applicable) that such alleged breach has been cured.  However, any cure or failure to cure by Prestwick of such breaches shall not avoid or mitigate its obligations under this Agreement.  Prestwick shall take all actions necessary to exercise its rights under the Cambridge Agreement so that the options under Sections 2.4 and 2.5 may be given effect.

10.7                           Breach of Cambridge Agreement by Licensor.

10.7.1                  Upon the occurrence of any breach by Licensor of the Cambridge Agreement which is not cured as provided in the Cambridge Agreement, as applicable, Prestwick shall give prompt written notice thereof to Distributor, and, at Distributor’s request, subject to Sections 10.6 and 10.7, the Parties shall meet and confer in good faith to determine a course of action with respect to such breach.

10.7.2                  Nothing in this Section 10.7 shall obligate either Party to take any action, or omit to take any action, that would conflict with, violate or cause a violation of, any applicable Law binding upon such Party.

10.7.3                  Any collections, recoveries, damages, awards, settlements and other payments received from Licensor for losses related to Net Sales Revenue in the Territory from Licensor (including for failure to supply Product or any failure of Product to meet the Specifications) shall be used first to reimburse the Parties for any Losses paid or payable to Third Parties by the Parties (in proportion to the aggregate amount of Losses incurred by each Party with respect to the applicable action, if any), second to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such action, and the remainder of such amounts shall be divided {***}† to Distributor and {***}† to Prestwick.

10.8                           Termination of Cambridge Agreement by Prestwick.  Upon the occurrence of any event which could reasonably be expected to give rise to Prestwick’s right to terminate all or any part of the Cambridge Agreement, Prestwick shall consult with Distributor in determining whether or not to exercise such termination right.  In any event and notwithstanding anything to the contrary contained herein, Prestwick shall not exercise any such right to terminate without the prior written consent of Distributor, which consent may be withheld in its sole discretion.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.9                           Breach of Cambridge Agreement due to Distributor.  Distributor (including its Affiliates or permitted subcontractors) shall not take any action or omit to take any action required, to the extent under its control, under this Agreement that shall constitute a material breach of the Cambridge Agreement.

10.10                     Marketing Plan.  Prestwick shall promptly provide to Distributor any proposed updates, amendments, modifications or waivers of the Marketing Plan, and shall not agree to any such update, amendment, modification or waiver without the prior written consent of Distributor, which consent, for the avoidance of doubt, may be withheld, conditioned or delayed for any or no reason whatsoever if such amendment would result in Distributor being required to make expenditures or incur obligations during the Exclusivity Period such that (i) the amount to be spent during each Calendar Year of the Exclusivity Period on (1) A&P activities would be greater than {***}†, (2) Support Center activities would be greater than approximately {***}† and (3) Distributor’s co-pay assistance program would be greater than approximately {***}† of gross sales of Product in the Territory in a Calendar Year; (ii) the number of Sales Representatives and Specialists would be greater than those required under Section 4.3.2.

ARTICLE 11
TERM AND TERMINATION

11.1                           Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the later of fifteen (15) years from the date of approval of the last NDA (a) for Product or (b) resulting from Regulatory Development, or Galenical Development or Isomeric Development that Distributor co-invests in pursuant to the terms of Sections 2.4 or 2.5, respectively (the “Term”).

11.2                           Termination for Certain Breaches.

11.2.1                  Prestwick.  Prestwick may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement:

(a)                                  upon six (6) months notice in the event of the first breach of Sections 4.3.1(b), (c) or (d) or 4.3.2 and Distributor fails to cure such breach prior to the expiration of such 6-month notice;

(b)                                 (x) upon two (2) months notice if Distributor breaches (i) Sections 4.3.1(b), (c) or (d) or 4.3.2 after the first such breach of such Section(s) and Distributor fails to cure such breach prior to the expiration of such two (2) month notice period, or (y) immediately upon notice if Distributor breaches Section 2.9;

(c)                                  immediately upon notice if Distributor breaches Sections 4.3.1(e) or (f), 10.1 or 10.9, in each case where such breach is not due to Prestwick or Licensor’s failure to supply Product in accordance with the terms hereof;

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d)                                 upon fifteen (15) days notice in the event of non-payment of amounts (other than amounts disputed in good faith, provided that upon final resolution of such dispute such amounts shall be due no later than 5 days after such resolution) due to it by Distributor and Distributor fails to cure such default prior to the expiration of such 15-day notice; and

(e)                                  upon six (6) months notice in the event of any material breach of applicable Laws by Distributor in performing its obligations hereunder and Distributor fails to cure such breach prior to the expiration of such 6-month notice.

11.2.2                  For purposes of Section 11.2.1(a) and 11.2.1(b), a breach of Sections 4.3.1(b), (c) or (d) shall be deemed to be cured for all purposes under this Agreement if Distributor spends, in addition to the amount budgeted under the applicable year set forth in the Commercialization Plan, an amount equal to {***}† of the amount of the shortfall in expenditure that resulted in such breach over the course of the applicable cure period.

11.2.3                  Distributor.  Distributor may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement (a) immediately upon notice if Prestwick breaches Section 2.9, or (b) upon thirty (30) days notice if Prestwick fails to supply Product in accordance with the Binding Portion of the Forecast and where such failure is not due to Licensor or other Third Party suppliers failure to supply Product to Prestwick.

11.3                           Termination for Insolvency.  Either Party may terminate this Agreement upon written notice to other Party at any time, to the extent permitted by applicable Law, if the other Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days.

11.4                           Other Termination By Distributor.  After three (3) years from the Effective Date, Distributor shall have the right to terminate this Agreement upon twelve (12) months advance written notice, provided, that (a) when it gives notice of such termination that it is not in material breach of this Agreement and (b) it does not materially breach this Agreement at any time during the notice period and up to and including the effective date of such termination.

11.5                           Termination for Failure to Agree Post Exclusivity Requirements.  If the Parties are unable to agree by the expiry of the Exclusivity Period on the expenditures as described in Section 4.3.1(j), either Party may terminate this Agreement upon ninety (90) days written notice.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 12
EFFECTS OF TERMINATION

12.1                           Effect of Termination by Prestwick Pursuant to Sections 11.2.1(a) or (b) or 11.3.  Without limiting any other legal or equitable remedies that Prestwick may have, if this Agreement is terminated by Prestwick in accordance with Sections 11.2.1(a) or (b) or 11.3, then the following provisions shall apply:

12.1.1                  Assignments.  Distributor will promptly, in each case within ten (10) days after receipt of Prestwick’s request, and at no cost to Prestwick:

(a)                                  assign (or cause to be assigned) to Prestwick all of Distributor’s right, title and interest in and to any (i) Promotional Materials and (ii) copyrights and trademarks and trade dress (including any goodwill associated therewith) to the extent that such are included in Product packaging or Promotional Materials, any registrations and design patents for the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to Product; provided, however, in the event Prestwick exercises such right to have assigned such Promotional Materials, Distributor shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Distributor (not otherwise transferred pursuant to this clause (a)) contained therein for a period of eighteen (18) months in order for Prestwick to use such Promotional Materials in connection with the Commercialization of Product in the Territory;

(b)                                 assign (or cause to be assigned) to Prestwick, the management and continued performance of any Phase 4 Studies for Product ongoing hereunder as of the effective date of such termination;

(c)                                  transfer (or cause to be transferred) to Prestwick all of Distributor’s right, title and interest in and to any and all Commercialization data Controlled by Distributor for Product in the Territory; and

(d)                                 provide copies of any other books, records, documents and instruments Controlled by Distributor to the extent related to Product;

provided, however, that to the extent that any agreement or other asset described in this Section 12.1.1 is not assignable by Distributor, then such agreement or other asset will not be assigned, and upon the request of Prestwick, Distributor will take such reasonable steps as may be necessary to allow Prestwick to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Distributor has the right and ability to do so.  For purposes of clarity, Prestwick shall have the right to request that Distributor take any or all of the foregoing reasonable actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions.

12.1.2                  Disposition of Inventory.  Prestwick shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Product affected by such termination at the price such Product was obtained by Distributor.  If Prestwick does not exercise such option during such thirty (30) - day period, or if Prestwick provides Distributor with written notice of its intention not to exercise such option, then

Distributor and its Affiliates will be entitled, during the period ending on the last day of the eighteenth (18th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as Distributor pays to Prestwick the Supply Price payable hereunder applicable to said subsequent sales, in accordance with the terms and conditions set forth in this Agreement, and Distributor shall retain all rights hereunder necessary for Distributor to sell such inventory during such period in accordance with the terms hereof.

12.1.3                  Disposition of Commercialization Related Materials.  Distributor will promptly deliver to Prestwick in electronic, sortable form (a) a list identifying all wholesalers and other distributors involved in the Commercialization of Product in the Territory as well as any customer lists related to the Commercialization of Product in the Territory and (b) all Promotional Materials as well as any items bearing Product Trademark and/or any trademarks or housemarks solely related to Product.

12.2                           Effect of Termination by Distributor Pursuant to Section 11.2.3 or 11.3.  Without limiting any other legal or equitable remedies that Distributor may have, if this Agreement is terminated by Distributor in accordance with Sections 11.2.3 or 11.3, then the following provisions shall apply:

12.2.1                  Grant of Licenses; Termination of Rights.  Prestwick shall, and hereby does, grant to Distributor an exclusive (even as to Prestwick and its Affiliates), royalty free, perpetual, license or sublicense, as applicable, to use Prestwick Know-How and under Prestwick Patents and Intellectual Property to Commercialize Product in the Territory.

12.2.2                  Assignments.  Prestwick will promptly, in each case within ten (10) days after receipt of Distributor’s request, and at no cost to Distributor:

(a)                                  assign (or cause to be assigned) to Distributor all of Prestwick’s and its Affiliates’ right, title and interest in and to the Cambridge Agreement and any other agreements (or portions thereof) between Prestwick and its Affiliates and Third Parties that relate to the Development or Commercialization of Product in the Territory;

(b)                                 assign (or cause to be assigned) to Distributor all of Prestwick’s and its Affiliates’ right, title and interest in and to any (i) Promotional Materials and (ii) copyrights and Product Trade Marks and Product Trade Dress (including any goodwill associated therewith as well as any trademarks of Prestwick’s and its Affiliates’ to the extent that such are included in Product packaging or Promotional Materials), any registrations and design patents for the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to Product; provided, however, in the event Distributor exercises such right to have assigned such Promotional Materials, Prestwick shall grant (or cause to be granted), and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Prestwick and its Affiliates (not otherwise transferred pursuant to this clause (b)) contained therein for a period of eighteen (18) months in order for Distributor to use such Promotional Materials in connection with the Commercialization of Product in the Territory;

(c)                                  assign (or cause to be assigned) to Distributor, the management and continued performance of any clinical trials for Product ongoing hereunder as of the effective date of such termination;

(d)                                 transfer (or cause to be transferred) to Distributor all of, if any, Prestwick’s and its Affiliates’ right, title and interest in and to any and all Regulatory Filings, Regulatory Approvals and other regulatory materials for Product in the Territory;

(e)                                  transfer (or cause to be transferred) to Distributor all of Prestwick’s and its Affiliates’ right, title and interest in and to any and all Commercialization data Controlled by Prestwick or its Affiliates for Product in the Territory;

(f)                                    provide copies of any other books, records, documents and instruments Controlled by Prestwick or its Affiliates to the extent related to Product in the Territory;

provided, however, that to the extent that any agreement or other asset described in this Section 12.2.2 is not assignable by Prestwick or its Affiliates, then such agreement or other asset will not be assigned, and upon the request of Distributor, Prestwick will take such reasonable steps as may be necessary to allow Distributor to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Prestwick or its Affiliates have the right and ability to do so.  For purposes of clarity, Distributor shall have the right to request that Prestwick take any or all of the foregoing reasonable actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions.

12.2.3                  Disclosure and Delivery.  Prestwick will promptly transfer (or cause to be transferred) to Distributor, at its cost, copies of any physical embodiment of any Prestwick Know-How or Prestwick Patents and Intellectual Property, to the extent then used in connection with the Development or Commercialization of Product in the Territory; such transfer shall be effected by the delivery of documents, to the extent such Prestwick Know-How or Prestwick Patents and Intellectual Property are embodied in documents, and to the extent that Prestwick Know-How or Prestwick Patents and Intellectual Property are not fully embodied in documents, Prestwick shall make, at its cost, its employees and agents who have knowledge of such Prestwick Know-How or Prestwick Patents and Intellectual Property in addition to that embodied in documents reasonably available to Distributor for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Distributor to practice such Prestwick Know-How or Prestwick Patents and Intellectual Property.

12.2.4                  Disposition of Inventory.  Distributor shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Product affected by such termination at the price such Product was obtained by Prestwick.

12.3                           Effect of Termination by Prestwick Pursuant to Section 11.2.1, 11.3 or 15.6.2 or by Distributor in accordance with Section 11.4 or 15.6.2, or under Section 11.5.  If this Agreement is terminated by:

12.3.1                  Prestwick in accordance with Section 11.2.1 (other than 11.2.1(a) and (b)), 11.3 or 11.5 or by Distributor in accordance with Section 11.5, then (i) Sections 12.1.1, 12.1.2 and 12.1.3 shall apply, (ii) with respect to any sales of Product in the Territory, Prestwick shall pay to Distributor on a monthly basis within twenty (20) days after the last day of any month an amount equal to the difference between (A) {***}† of Net Sales Revenue (or {***}† in the event Net Sales Revenue for such Calendar Year exceeds {***}† in a Calendar Year after the effective date of such termination and (B) all annual Commercialization costs expended by Prestwick with respect to Product in the Territory in such Calendar Year, including, but not limited to, all reasonable internal FTE and external costs expended for buildup and maintenance of an infrastructure to support sales of Product, Detailing, A&P activities, Support Center Activities and patient assistance program, and (iii) Section 2.9, together with any definitions referenced therein, will survive such termination of this Agreement.

12.3.2                  Distributor in accordance with Section 11.4, then (i) with respect to any sales of Product in the Territory, Prestwick shall pay to Distributor on a monthly basis within twenty (20) days after the last day of any month an amount equal to the difference between (A) {***}† of Net Sales Revenue (or {***}† in the event Net Sales Revenue for such Calendar Year exceeds {***}† in a Calendar Year after the effective date of such termination and (B) all annual Commercialization costs expended by Prestwick with respect to Product in the Territory in such Calendar Year, including, but not limited to, all reasonable internal FTE and external costs expended for buildup and maintenance of an infrastructure to support sales of Product, Detailing, A&P activities, Support Center Activities and patient assistance program, and (ii) Section 2.9, together with any definitions referenced therein, will survive such termination of this Agreement.

12.3.3                  Prestwick in accordance with Section 15.6.2 then (i) Sections 12.2.1, 12.2.2, 12.2.3 and 12.2.4 shall apply, and (ii) with respect to any sales of Product in the Territory, Distributor shall pay to Prestwick on a monthly basis within twenty (20) days after the last day of any month an amount equal to (A) {***}† of Net Sales Revenue (or {***}† in the event Net Sales Revenue for such Calendar Year exceeds {***}† in a Calendar Year after the effective date of such termination.

12.3.4                  Distributor in accordance with Section 15.6.2, then (i) Sections 12.1.1, 12.1.2 and 12.1.3 shall apply, and (ii) with respect to any sales of Product in the Territory, Prestwick shall pay to Distributor on a monthly basis within twenty (20) days after the last day of any month an amount equal to the difference between (A) {***}† of Net Sales Revenue (or {***}† in the event Net Sales Revenue for such Calendar Year exceeds {***}† in a Calendar Year after the effective date of such termination and (B) all annual Commercialization costs expended by Prestwick with respect to Product in the Territory in such Calendar Year, including, but not limited to, all reasonable internal FTE and external costs expended for buildup and maintenance of an infrastructure to support sales of Product, Detailing, A&P activities, Support Center Activities and patient assistance program.

12.4                           Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Prestwick are, and shall otherwise be deemed to be, for purposes of Section 365(n)

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Distributor, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy case by or against Prestwick under the U.S. Bankruptcy Code, upon written request by the Distributor to the Debtor in Possession, Trustee, or Proposed Debtor (in the case an involuntary petition is filled against Prestwick), the Distributor shall be entitled to the immediate delivery of a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property.

12.5                           Survival.  The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any expiration or termination of this Agreement: Sections 2.9, 3.4, 5.1.3, 5.1.4, 5.1.5, 5.1.6, 6.6 and 6.7, and Articles 7, 9, 12-15, inclusive.

ARTICLE 13
INDEMNIFICATION; INSURANCE

13.1                           Indemnification.

13.1.1                  Indemnification by Prestwick.  Prestwick hereby agrees to save, defend and hold Distributor, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting from (a) any material breach by Prestwick or its Affiliates of any of its representations, warranties or covenants pursuant to this Agreement, (b) any Withholding Taxes with respect to amounts paid or payable by Distributor to Prestwick under this Agreement or (c) the gross negligence or willful misconduct by Prestwick or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any of its obligations under this Agreement; in each case except to the extent that such Losses are subject to indemnification by Prestwick pursuant to Section 13.1.2.

13.1.2                  Indemnification by Distributor.  Distributor hereby agrees to save, defend and hold Prestwick, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting from (a) any material breach by Distributor or its Affiliates of any of its representations, warranties or covenants pursuant to this Agreement, (b) failure of Prestwick to meet its obligation to Licensor to meet the Minimum Sales Quantities, provided in such case indemnification of Licensor shall be limited to fifty-six percent (56%) of such Losses paid to Licensor with respect to such failure or (c) the gross negligence or willful misconduct by Distributor or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any of its obligations under this Agreement; in each case except to the extent that such Losses are subject to indemnification by Prestwick pursuant to Section 13.1.1.

13.1.3                  Other Provisions.  The rights of indemnification under this Section 13.1 shall be subject to the provisions of Sections 13.2 through 13.8.

13.2                           Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 13.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim.  Each Indemnification Claim Notice must contain a reasonably detailed description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.  The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

13.3                           Control of Defense.  At its option, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim subject to indemnification as provided for in Section 13.1.1 and 13.1.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not, except as provided in Sections 13.4 and 13.7 below, be liable to the Indemnified Party or any other Indemnitee for any legal expenses incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

13.4                           Right to Participate in Defense.  Without limiting Section 13.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense (and shall not be Losses) unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.3 (in which case the Indemnified Party will control the defense and reasonable fees and expenses representing the Indemnified Party shall be reimbursed by the Indemnifying Party).

13.5                           Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise materially adversely affect the business (other than payment of money) of the Indemnitee, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, however, it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 13.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the prior written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 13.3, within thirty (30) days of such offer.

13.6                           Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

13.7                           Expenses of the Indemnified Party.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.8                           Insurance.  Each Party will obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by Law applicable to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated.  It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under this Article 13.  Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 13.  Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.

ARTICLE 14
GOVERNING LAW; DISPUTE RESOLUTION

14.1         Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions, except matters of intellectual property that will be determined in accordance the intellectual property laws relevant to the intellectual property in question.  The UNICITRAL Convention for the International Sale of Goods, as well as any other unified laws relating to the conclusion and implementation of contracts for the international sale of goods, will not apply.

14.2         Jurisdiction; Venue; Service of Process.

14.2.1      Prestwick and its successors and assigns irrevocably and unconditionally:

(a)           agree that any and all disputes between any of them and Distributor arising out of, connected with, related to, or incidental to this Agreement shall be resolved only by the in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York;

(b)           waive any objection which they may have now or hereafter to the laying of venue in the City of New York, Borough of Manhattan of any such suit, action or proceeding in any such court, or claim that any such suit, action or proceeding has been brought in an inconvenient forum; and

(c)           acknowledge the competence of any such court, submits to the jurisdiction of any such court in any such suit, action or proceeding and agree that the final judgment in any such suit, action or proceeding brought in any such court or in any arbitration conducted in accordance with Section 14.3 shall be conclusive and binding upon them and may be enforced in the courts of Barbados once a further judgment has been obtained in the courts of Barbados, which further judgment may as a matter of practice be obtained without re-litigation or re-arbitration of the merits of the matter adjudicated by such State or Federal court in the State of New York or the arbitrators in accordance with Section 14.3, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its obligation; provided that service of process is effected upon Prestwick in the manner specified below or as otherwise permitted by law.

14.2.2      Prestwick irrevocably consents to service of process upon it out of said courts in any such arbitration, suit, action or proceeding by mailing copies thereof by registered or certified air mail, postage prepaid, to Prestwick at the address referred to in Section 15.1 hereof.  The foregoing shall not, however, limit the rights of the Parties to serve process in any other country or any other manner permitted by law or to bring any legal action or proceeding or to obtain an attachment or execution of judgment in any competent jurisdiction, including in the courts of Barbados.

14.3         Arbitration.  Other than a claim made for indemnification under Section 13.1, any dispute, controversy or claim arising out of or relating to this Agreement, including, without limitation, disputes relating to (a) the validity, inducement or breach of or the interpretation of any provision of this Agreement or (b) the interpretation or application of Law, shall be decided by arbitration in accordance with the Rules of the American Arbitration Association (“AAA”) in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise.  To the extent such rules are inconsistent with this provision, this provision will control.

14.3.1      Any demand for arbitration must be made in writing to the other Party.

14.3.2      There will be a panel of three arbitrators, one selected by each Party and one selected by mutual agreement of the arbitrators selected by each Party.  If the arbitrators selected by the Parties cannot agree on a third arbitrator within thirty (30) days, then the AAA shall select the third arbitrator.  Any arbitration involving intellectual property shall be heard by arbitrators who are experts in such areas.

14.3.3      The arbitration shall be held in New York, New York, U.S.A., or such other place as the Parties agree.  The arbitrators shall apply the substantive law of New York in accordance with Section 13.1, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

14.3.4      Except for claims for indemnification as provided in Section 13.2, neither Party shall have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.  There shall be a stenographic record of the proceedings.  The decision of the arbitrators shall be made by majority vote and shall be final and binding upon both Parties.  The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law.

14.3.5      The expenses of the arbitration shall be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration.  Each Party shall bear the expenses of its counsel and other experts.

ARTICLE 15
MISCELLANEOUS

15.1         Notices.  All notices or other communications that are required or permitted under this Agreement will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below.  Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Prestwick:	with a copy to:

Prestwick Pharmaceuticals, Inc.	Morgan, Lewis & Bockius, LLP
502 Carnegie Center
Princeton, NJ 08540
Fax:	Fax: (609) 919-6701

Attention:	Attention: Denis Segota, Esq.

For Distributor:	with a copy to:

Ovation Pharmaceuticals, Inc.	Katten Muchin Rosenman LLP
Four Parkway North	525 West Monroe Street
Deerfield, IL 60015	Chicago, IL 60661
Fax: (847) 282-1059	Fax: (312) 577-8747
Attention: Patrick J. Morris	Attention: Kenneth W. Miller

15.2         Independent Status.  Neither Party is an agent, employee or representative of the other.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, nor to take any action, which shall be binding on the other Party, except as may be explicitly authorized by the other Party in writing.  This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

15.3         Force Majeure.  Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement, when any such failure or delay is caused by fire, flood, earthquakes, wars, peril of the sea, acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”).  In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner.

15.4         Entire Agreement; Amendment and Waiver.  This Agreement, including the Exhibits and Schedules attached hereto (each of which is hereby and thereby incorporated herein and therein by reference) between the Parties shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement.  No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.  A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

15.5         Headings; Construction; Certain Conventions.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “ARTICLE,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule or Exhibit, without reference to a document are to the specified provision, Schedule or Exhibit of this Agreement.  This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

15.6         Assignment.

15.6.1      Limitations on Assignment.  Subject to Section 2.6, neither Party shall assign or transfer any of its rights nor obligations under this Agreement without the prior written consent of the other Party, provided, that a Party shall be entitled (without the consent of the other Party) to assign this Agreement (or any of its rights or obligations under this Agreement, including in or to the Regulatory Approval for Product) to (a) its Affiliate (as long as such entity remains an Affiliate of such Party) provided that such Party shall be responsible for the performance of this Agreement by such Affiliate; (b) to any Person to which it has sold all or substantially all of its assets relating to this Agreement whether in writing or by operation of law (e.g. merger, asset sale or otherwise), provided that the acquiring Person agrees to be bound by the terms of this Agreement or (c) pursuant to that certain Assignment Option Agreement, dated as of September 15, 2008, by and between Distributor and Biovail Americas Corp.  Any assignment, or attempted assignment, in contravention of this Section 15.6.1 shall be null and void and of no force or effect.

15.6.2      Change of Control.  Notwithstanding Section 15.6.1 above, in the event that a Party is subject to a Change of Control with a Third Party, which, at the date of such Change of Control was (or an Affiliate of such Third Party was) Developing, or Commercializing a Competing Product in the Territory, then within thirty (30) days of the completion of such Change of Control, such Party shall provide written notification to the other Party specifying election of one of the following two (2) alternatives:

(a)           Such Party agrees to dispose of such Competing Product within a period of twelve (12) months following the completion date of such Change of Control; or

(b)           Such Party elects to terminate this Agreement which shall become effective thirty (30) days from such notification of such Party’s election to terminate the Agreement in its entirety, and in such event, Section 2.9 shall not survive such termination, provided, that in the event of a Change of Control of Distributor where Distributor elects such termination, upon the request of Prestwick such termination shall not become effective for a period up to twelve (12) months, as determined by Prestwick, after such notice and Distributor shall be obligated to perform its obligations hereunder and shall have all of its rights hereunder during such period.

15.7         Severability.  If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

15.8         Further Assurances.  Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

15.9         Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.10       Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES, DIMINUTION IN VALUE, MULTIPLE OF EARNINGS DAMAGES, OR LOSS OF PROFITS, REVENUE OR INCOME, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

OVATION PHARMACEUTICALS, INC.			PRESTWICK PHARMACEUTICALS, INC.

By:	/s/ Jeffrey S. Aronin		By:	/s/ G.F. Horner III
	Name:	Jeffrey S. Aronin		Name:	G.F. Horner III
	Title:	President & CEO		Title:	President & CEO

EXHIBIT A

Press Releases

CONTACT: Nelson F. Isabel

Vice-President, Investor Relations

& Corporate Communications

(905) 286-3000

Draft for review only:

BIOVAIL ACQUIRES PRESTWICK PHARMACEUTICALS

Represents Ongoing Implementation of Company’s New Strategic Focus

Provides Company’s First Commercial Product in Specialty CNS Markets

TORONTO, Canada, September XX, 2008 - Biovail Corporation (NYSE, TSX: BVF) today announced it has acquired Prestwick Pharmaceuticals, Inc., a privately held, U.S.-based pharmaceutical company that holds the Canadian and U.S. licensing rights to Xenazine® (tetrabenazine tablets).  Xenazine® was recently approved by the United States Food and Drug Administration (FDA) for the treatment of chorea associated with Huntington’s disease.  Xenazine® was granted Orphan Drug designation by the FDA, which provides the product with seven years of market exclusivity in the United States.

Prestwick recently entered into an exclusive agreement with Ovation Pharmaceuticals, Inc., a leading U.S.-based specialty biopharmaceutical company, to commercialize Xenazine® in the U.S.  The product’s commercial launch is anticipated late-2008.

“We are delighted to have acquired Prestwick, and with it, an interest in Xenazine® - the first and only FDA-approved treatment for any symptom of Huntington’s disease,” said Biovail Chief Executive Officer Bill Wells.  “The transaction meets all of our acquisition criteria, and represents Biovail’s first commercial exposure to specialty markets in central nervous system, or CNS disorders.  The acquisition is another important step in the implementation of our New Strategic Focus.”

Under the terms of the agreement, Biovail will pay $100 million to acquire 100% of Prestwick Pharmaceuticals and related license rights.  Beyond Xenazine®, the acquisition also provides Biovail with other early-stage products, including Lisuride Sub Q (advanced Parkinson’s disease), Lisuride Patch (Parkinson’s disease) and D-Serine (Schizophrenia).

Biovail will commercialize tetrabenazine tablets in Canada (marketed under the Nitoman® brand name) through the Biovail Pharmaceuticals Canada sales force.  Biovail will pay a variable supply price that ranges from 50% to 67% of net sales to Cambridge Laboratories (Ireland) Ltd., the worldwide license holder of tetrabenazine.

In addition, Biovail holds an option to develop future related products with Ovation for the U.S. market in conjunction with Cambridge.

The transaction is expected to be accretive to both earnings per share and cash flows in 2009.

Transfer of U.S. Commercialization Rights to Ovation Pharmaceuticals, Inc.

Prestwick Pharmaceuticals recently entered into an exclusive supply and marketing agreement with Ovation Pharmaceuticals, Inc. for Xenazine® in the U.S. Following Biovail’s acquisition of Prestwick, Biovail will supply the product to Ovation for a variable percentage of the product’s annual net sales.  For net sales up to $125 million, Biovail’s supply price will be 72% of net sales.  Beyond $125 million, Biovail’s supply price will be 65% of net sales.  At both tiers, Biovail will pay a supply price of 50% of net sales to Cambridge.

Ovation will market Xenazine® to U.S. specialists through a 48-person sales force, which already markets a number of other products targeting CNS disorders, including epilepsy and Attention Deficit Disorder.  As part of the agreement, Biovail holds an option to co-promote Xenazine® in the United States.  Should this option be exercised, Biovail has the right to utilize Ovation’s existing infrastructure to assist in the recruitment, training and operational management of a sales force.

Approval of Xenazine®

Xenazine® was approved by the FDA on August 15, 2008 for the treatment of chorea associated with Huntington’s disease, based on the results of a double-blind, placebo-controlled, Phase 3 study that found that Xenazine® significantly reduced patients’ chorea burden, improved global outcome scores, and was generally safe and well tolerated.  Additional post-marketing preclinical studies further elucidating the safety profile of the product will be conducted.  Xenazine® has been available in Europe for more than 30 years and in Canada since 1996.

About Huntington’s Disease

Affecting an estimated 25,000 Americans, Huntington’s disease is a devastating neurodegenerative disease that causes progressive movement disorders, cognitive dysfunction and behavioral changes and is ultimately a fatal condition.  Chorea is the most common symptom, affecting approximately 90% of Huntington’s disease patients, and is characterized by excessive, involuntary and repetitive movements, which are the most visible and dangerous manifestations of Huntington’s disease and interfere with patients’ abilities to perform activities of daily living, including dressing, bathing and caring for themselves.  For more information about Huntington’s disease, please visit http://www.hdfoundation.org or http://www.hdsa.org.

2

About Xenazine® (tetrabenazine)

Xenazine® is indicated for the treatment of chorea associated with Huntington’s disease.  Xenazine® is a highly selective and reversible centrally-acting dopamine depleting drug that works by inhibiting a molecule known as vesicular monoamine transporter 2 (VMAT2).  Full prescribing information is available on the Investor Relations page of Biovail’s website at www.biovail.com.

Important Safety Information

The most frequent adverse events reported with Xenazine® include sedation/somnolence, fatigue, insomnia, depression, akathisia and nausea.  Xenazine® can increase the risk of depression and suicidal thoughts and behavior (suicidality) in patients with Huntington’s disease and the drug is therefore contraindicated in patients who are actively suicidal, and in patients with untreated or inadequately treated depression.  Xenazine® is also contraindicated in patients with impaired hepatic function and in patients taking monoamine oxidase inhibitors or reserpine.  Xenazine® was approved with a required Risk Evaluation and Mitigation Strategy (REMS) to ensure that the benefits of the drug outweigh its risks, particularly the risks of depression and suicidal thoughts and actions. REMS is a strategy to manage a known or potential serious risk associated with a drug or biological product.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information under applicable Canadian provincial securities legislation (collectively, “forward-looking statements”).  These forward-looking statements relate to, among other things, our objectives, goals, targets, strategies, intentions, plans, beliefs, estimates and outlook, including, without limitation, statements concerning the terms of the transaction, including the Company’s proposed plans for the supply and promotion of Xenazine® in the U.S. and Canada and the terms for such supply and promotion, the anticipated launch of Xenazine® and the anticipated impact of the transaction on Biovail, and rights associated with future development or products, and can generally be identified by the use of words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Although Biovail believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements.  Certain material factors or assumptions are applied in making forward-looking statements, and actual results may differ materially from those expressed or implied in such statements.  Important factors that could cause actual results to differ materially from these expectations include, among other things: the difficulty of predicting U.S. Food and Drug Administration approvals or the impact of post-marketing studies on such approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, uncertainties associated with the development, acquisition and launch of

3

new products, reliance on key strategic alliances, contractual disagreements with third parties, availability of raw materials and finished products, the regulatory environment, consolidated tax rate assumptions, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission and the Canadian Securities Administrators, as well as the Company’s ability to anticipate and manage the risks associated with the foregoing.  Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this news release, as well as under the heading “Risk Factors” contained in Item 3(D) of Biovail’s most recent Annual Report on Form 20-F.

The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive.  When relying on Biovail’s forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.  Biovail undertakes no obligation to update or revise any forward-looking statement.

About Biovail Corporation

Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products.  The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets.  For more information about Biovail, visit the Company’s web site at www.biovail.com.

For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.

4

CONTACT:

Sally Benjamin Young

(847) 282-5770

OVATION PHARMACEUTICALS ACQUIRES RIGHTS TO COMMERCIALIZE
XENAZINE® (Tetrabenazine) IN U.S. FOR CHOREA ASSOCIATED WITH
HUNTINGTON’S DISEASE

— U.S. Product Launch Expected By Year End —

DEERFIELD, Ill., [DATE] — OVATION Pharmaceuticals, Inc. announced today that it has acquired from Prestwick Pharmaceuticals the exclusive license in the United States to commercialize Xenazine® (tetrabenazine), an orphan drug recently approved by the U.S. Food and Drug Administration (FDA) for the treatment of chorea associated with Huntington’s Disease (HD).  Financial terms of the deal were not disclosed.  Subsequently, Biovail Corporation, Canada’s largest publicly traded pharmaceutical company, acquired Prestwick.

Under the terms of the agreement, Biovail and OVATION will jointly develop additional follow-on indications for Xenazine and related products in the U.S. in conjunction with Cambridge Laboratories Limited, the worldwide license holder of the drug.  Xenazine is the first and only FDA-approved treatment for any HD-related disorders.  OVATION expects to launch the product in the U.S. by the end of this year.

“Obtaining the rights to Xenazine in the U.S. adds another important growth driver to our series of multiple specialty product launches expected over the next several years,” said Jeffrey S. Aronin, President and Chief Executive Officer of OVATION.  “This drug represents a strong strategic fit and complements our existing portfolio of central nervous system products, in addition to continuing our business strategy of pursuing opportunities to bring important new medicines to severely ill patients with unmet medical needs.”

Noting OVATION’s strong commercial capabilities to support the launch of Xenazine, Aronin added, “We will be able to efficiently and effectively reach patients suffering from this devastating neurodegenerative and ultimately fatal disease.  We are pleased that we can bring to these patients the first approved therapy to treat this disorder.”

Chorea affects approximately 25,000 Americans, interfering with their ability to perform activities of daily living, including dressing, bathing and caring for themselves.  Currently there are no treatments to stop or reverse the onset or progression of HD.  Chorea is a debilitating movement disorder characterized by excessive, involuntary and repetitive movements which are the most visible and dangerous manifestations of Huntington disease.

The precise mechanism by which Xenazine exerts its anti-chorea effects is unknown, but it is believed to be related to its effects as a reversible depletor of monoamines by inhibiting a molecule known as vesicular monoamine transporter 2 (VMAT2).  Xenazine has been designated an orphan drug by the FDA.

The most frequent adverse events reported with Xenazine in a randomized, 12-week, placebo controlled clinical trial of HD subjects include sedation/somnolence, fatigue, insomnia, depression, akathisia and nausea.  Xenazine can increase the risk of depression and suicidal thoughts and behavior (suicidality) in patients with Huntington’s disease and the drug is therefore contraindicated in patients who are actively suicidal, and in patients with untreated or inadequately treated depression.  Xenazine is also contraindicated in patients with impaired hepatic function and in patients taking monoamine oxidase inhibitors or reserpine.  Although Xenazine has been shown to decrease the chorea of HD, it was also shown to cause slight worsening in mood, cognition, rigidity and functional capacity and prescribers should periodically re-evaluate the need for therapy.

About OVATION Pharmaceuticals

OVATION is a fast-growing biopharmaceutical company that develops, manufactures and markets medically necessary therapies to satisfy unmet medical needs for patients with severe illnesses.  Headquartered in Deerfield, Ill., with products available in more than 85 countries, OVATION is committed to having a significant impact on patients’ lives through its focus on central nervous system, hematology/oncology, and hospital-based therapies.  The four new launches the company expects over the next three years will largely be fueled by its late-stage CNS pipeline, which is one of the most robust in the industry.  OVATION has been recognized for excellence in the global pharmaceutical and biotechnology industries with the 2006 and 2007 “Pharma Company of the Year” award from Scrip magazine for small to mid-sized enterprises.  More information about the company, its products and full prescribing information may be found at www.ovationpharma.com.

2

SCHEDULE 1.39

Marketing Plan

The Marketing Plan means the Ovation Second U.S. Marketing Plan Letter, dated as of 11 September 2008 as attached below, (in conjunction with the original March 2007 Xenazine U.S. Marketing Plan prepared by Prestwick, as modified by the first U.S. Marketing Plan Letter, dated as of 30 July 2008, each as attached below) and as amended thereafter, subject to Section 10.10 of this Agreement, under the Cambridge Agreement.

See attached.

Mr. Mark Evans	Thursday. September 11. 2008
Chief Executive Officer
Cambridge Laboratories (Ireland) Limited

Dear Mark,

This letter and attachments are an update to the March 2007 Xenazine® U.S. Marketing Plan prepared by Prestwick Pharmaceuticals. Inc. (“Prestwick”) and the Ovation Pharmaceuticals, Inc. (‘Ovation’) U.S. Marketing Plan Letter, dated as of 30 July 2008 (in the event the details of the original marketing plan and the two subsequent update letters conflict the terms of this update letter shall prevail).  This update to the Marketing Plan incorporates the topics we discussed in our meeting held this week in Chicago including our pricing strategy for Xenazine and our plan for reimbursement and patient assistance.  Per your request, we are providing you with detail regarding our pricing assumptions and associated sales and quantity projections as well as detailed projections and estimates of gross to net adjustments associated with specialty pharmacy fees, patient assistance and co-pay assistance programs.

As we discussed in our meeting, we are fully confident that the market will support a yearly cost of therapy for Xenazine of {***}†.  Also addressed in our discussion is the requirement to support this type of price point with a comprehensive patient assistance and co-pay assistance program.  As detailed below, we are projecting significantly higher sales as compared with the previous Prestwick strategy.

Marketing Plan Target Sales Projection

	2008	2009	2010	2011	2012	2013	2014	2015
Gross $ Sales ($MM):
Demand	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Inventory	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Factory	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Total mgs (000s):	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Demand	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Inventory	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Factory	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
WAC ASP/mg	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†

NOTE: The above target forecast assumes a Nov-2008 launch as well as the conditions and program elements discussed in the Marketing Plan.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Launch Price/Year	{***}†
Days	{***}†
Avg. Maint. Dose	{***}†
Total mg/year	{***}†
ASP/mg	{***}†

NOTE: The average selling price/mg calculated al left assumes average dally dose of 50mg and full compliance. It is likely that compliance will be less than 100% while average daily dose will likely exceed 50mg/day.

We are also providing you with order estimates for bottles of 12.5mg and 25mg product that are consistent with the total market estimates referenced in the above forecast.  These forecasts, which are attached hereto as Exhibit A and Exhibit B shall be incorporated by reference and attached as Schedule 6 and Schedule 7, respectively. to that certain Second Amended and Restated Agreement between Cambridge Laboratories (Ireland) Limited and Prestwick, dated 18 November 2005 (the “Development Agreement”).

Reimbursement Assistance, Patient Assistance Program Support and Distribution

As we discussed, reimbursement and patient assistance is a critical area of support for Xenazine. We are very pleased that you acknowledge our general philosophy to charge a fair premium for differentiated and medically necessary products and support that market position with comprehensive reimbursement and patient assistance program.  In the attached Exhibit C, we provide a summary of the gross to net estimates for patient assistance and co-pay assistance {***}† that we discussed with you in our meeting.  Additionally, we are providing our estimates of other gross to net adjustments to provide you with a full picture of expected adjustments.  Exhibit C presents the gross to net adjustments as a percentage of sales and actual expenses will vary with actual sales performance.

Very Best Regards,

/s/ Jeffery S. Aronin
Jeffrey S. Aronin
President & Chief Executive Officer
Ovation Pharmaceuticals, Inc.

Read and Acknowledged:

/s/ Mark Evans
Mr. Mark Evans
Chief Executive Officer
Cambridge Laboratories (Ireland) Limited

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2

EXHIBIT A

SCHEDULE 6

MINIMUM ORDER QUANTITIES (Bottles)

First 12 Month Binding Forecast, per Clause 10.9

Year	Strength	Bottles	mgs
Year 1	12.6mg	{***}†	{***}†
	25mg	{***}†	{***}†
	Combined		{***}†
mgs

For long-term planning purposes, additional non-binding quantities for year 2 are provided below.

Year	Strength	Bottles	mgs
	12.6mg	{***}†	{***}†
	25mg	{***}†	{***}†
	Combined		{***}†

NOTE: These Minimum Order Quantities assume inventories at month 12 are at approximately 6 months (based on next 12 month demand) and at month 24 are just above 3 months supply per Forecast & Orders Clause 10.9.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B
SCHEDULE 7

MINIMUM SALES QUANTITIES (mgs)

NOTE: Schedule 6 contains the bottle quantity of binding purchases for year 1.  Additionally, conversion to mgs is also provided.  These amounts represent both demand and inventory build in the trade and at Ovation.  For Minimum Sales Quantities, the unit of measure provided below is mgs per year.  The exact strength mix of 12.5mg and 25mg will be determined by initial market uptake and titration.  In subsequent years, when firm forecast are established per mutual agreement of the parties, strength detail can be provided.

First 12 Month Binding Forecast

Year	mgs
Year 1	{***}†

For long-term planning purposes, additional non-binding quantities for years 2-5 are provided below.

Year	mgs
Year 2	{***}†
Year 3	{***}†
Year 4	{***}†
Year 5	{***}†

The mg sales levels presented above are consistent with the mg projections provided in the Ovation Pharmaceuticals, Inc. (“Ovation”) U.S. Marketing Plan Letter, dated as of 5 September 2008.  Note that the Marketing Plan letter is on a calendar basis while the above quantities are on a 12 month basis.  Thus, some variance will exist.

The parties agree that in the event they cannot reach mutual agreement on the Minimum Sales Quantities for any of years 2 through 5 in accordance with Section 9.11 of the Agreement and the establishment of the Minimum Sales Quantities for any such year is ultimately referred to binding arbitration under Clause 22 of the Agreement, the arbitrator shall not have authority to set the Minimum Sales Quantity for tie year in question at greater than {***}† of the non-binding quantities set forth above for such year.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT C

Ovation’s Current Estimate of Ordinary or Customary Charges or Deductions from Net Sales

The gross to net reduction for calculating royalty payments with Cambridge is detailed as follows:

		Year l	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Variable Components	% Total	Component	Component	Component	Component	Component	Component	Component
Discounts to Payors		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Cash Discounts		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Medicaid CPI		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Returns		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Specialty Pharmacy		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Co-Pay (Out of Pocket) Program		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†
Federal Supply Schedule (FSS)		{***}†	{***}†	{***}†	{***}†	{***}†	{***}†	{***}†

NOTE: The assumptions above are to be applied relative to the month of product launch; thus, calendar year calculations will differ somewhat if the product is not launched in January.

Variable Costs (stated as % of Gross Sales):

Discount to Payers:

Payer mix is assumed as Medicare {***}†, Commercial {***}† and Medicaid {***}† (based on marketing research study).  There are no plans to offer rebate contracts with Medicare/Commercial.  Medicaid will be subject to the required {***}† discount, which nets out to a {***}† ({***}† x {***}† payer mix) overall figure for this component.

Cash Discounts:

Normal cash discounts for timely payment are assumed at {***}†.

Medicaid CPI:

In year 1, there would be no incremental CPI rebates, However, as an {***}† annual inflation rate is assumed (vs. assumed {***}† for CPI), there would be incremental CPI rebates required to be paid to Medicaid, This increases approximately {***}† percentage points each year.

Returns:

The returns reserve is low, at {***}†, as the product will be distributed via a limited number of specialty pharmacies (likely 3 at launch).  Relative to traditional retail trade pharmacy stocking which can cover over 50,000 pharmacies and lead to product returns, specialty

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

pharmacy affords a significantly more efficient management of trade inventory levels.  Thus, we expect returns to be minimal.

Specialty Pharmacy:

This is the fee-for-service portion of the specialty pharmacy program.  Contract negotiations have not been finalized yet, however.  Ovation is targeting achieving a low {***}† for this component.  By comparison. traditional fee-for-service arrangements are typically in the {***}† range.

Co-Pay Program:

The co-pay program is based on a detailed estimate of the level of out of pocket costs associated with Xenazine.  This analysis was based on the payer mix detailed, along with expected benefit design elements from our research with pharmacy directors (sec MME report).  The co-pay program will seeks to reduce economic hardship of the patient.  The model assumes an overall level of {***}† for this component.  The final rate will be dependent on finalizing negotiations with 3rd party administrators of these programs.  Over time, the exact rate assumed for co-pay assistance will be dependent on both federal and state regulations.  There is potential for these regulations to change which may result in future variability to this rate.

FSS (Federal Supply Schedule):

A 24% statutory discount is assumed for the portion of the business administered through organizations such as the Department of Defense and Veteran’s Affairs.  This mix is estimated to be approximately {***}†, which when applied to a {***}† figure yields the {***}† assumption.

Fixed Costs:

Specialty pharmacy HUB services fees will also be incurred as part of the specialty pharmacy management and distribution of Xenazine.  Ovation is estimating these expenses to be approximately {***}† in 2008, {***}† in 2009 and {***}† annually in 2010 and thereafter.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2

SCHEDULE 1.40

Minimum Order Quantities

See attached.

EXHIBIT A

SCHEDULE 6

MINIMUM ORDER QUANTITIES (Bottles)

First 12 Month Binding Forecast, per Clause 10.9

Year	Strength	Bottles	mgs
Year 1	12.6mg	{***}†	{***}†
	25mg	{***}†	{***}†
	Combined		{***}†
mgs

For long-term planning purposes, additional non-binding quantities for year 2 are provided below.

Year	Strength	Bottles	mgs
	12.6mg	{***}†	{***}†
	25mg	{***}†	{***}†
	Combined	{***}†	{***}†

NOTE: These Minimum Order Quantities assume inventories at month 12 are at approximately 6 months (based on next 12 month demand) and at month 24 are just above 3 months supply per Forecast & Orders Clause 10.9.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.41

Minimum Sales Quantities

See attached.

EXHIBIT B
SCHEDULE 7

MINIMUM SALES QUANTITIES (mgs)

NOTE: Schedule 6 contains the bottle quantity of binding purchases for year 1.  Additionally, conversion to mgs is also provided.  These amounts represent both demand and inventory build in the trade and at Ovation.  For Minimum Sales Quantities, the unit of measure provided below is mgs per year.  The exact strength mix of 12.5mg and 25mg will be determined by initial market uptake and titration.  In subsequent years, when firm forecast are established per mutual agreement of the parties, strength detail can be provided.

First 12 Month Binding Forecast

Year	mgs
Year 1	{***}†

For long-term planning purposes, additional non-binding quantities for years 2-5 are provided below.

Year	mgs
Year 2	{***}†
Year 3	{***}†
Year 4	{***}†
Year 5	{***}†

The mg sales levels presented above are consistent with the mg projections provided in the Ovation Pharmaceuticals, Inc. (“Ovation”) U.S. Marketing Plan Letter, dated as of 5 September 2008.  Note that the Marketing Plan letter is on a calendar basis while the above quantities are on a 12 month basis.  Thus, some variance will exist.

The parties agree that in the event they cannot reach mutual agreement on the Minimum Sales Quantities for any of years 2 through 5 in accordance with Section 9.11 of the Agreement and the establishment of the Minimum Sales Quantities for any such year is ultimately referred to binding arbitration under Clause 22 of the Agreement, the arbitrator shall not have authority to set the Minimum Sales Quantity for tie year in question at greater than {***}† of the non-binding quantities set forth above for such year.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.59

Specialty Pharmacy Hub Description

“TheraCom, Inc. offers comprehensive reimbursement, clinical and data collection and reporting solutions customized for the biotechnology and pharmaceutical manufacturer.”

SCHEDULE 9.1.1(g)

Brokers; Investment Banker

None.